Exhibit 10.21

SECOND AMENDED AND RESTATED
FINANCING AGREEMENT

The CIT Group/Commercial Services, Inc., as Agent

Wachovia Bank, National Association, as Documentation Agent,

SunTrust Bank, as Syndication Agent,

the Lenders that are parties hereto

and

Under Armour, Inc., and

its wholly-owned Domestic Subsidiaries that are parties hereto as Borrowers

Dated: September 28, 2005

TABLE OF CONTENTS

SECTION 1.	Definitions
1.1	Defined Terms

SECTION 2.	Conditions Precedent
2.1	Conditions Precedent to Initial Funding

SECTION 3.	Revolving Loans and Collections
3.1	Funding Conditions and Procedures
3.2	Handling of Proceeds of Collateral; Cash Dominion
3.3	Revolving Loan Account
3.4	Repayment of Overadvances
3.5	Application of Proceeds of Collateral
3.6	Monthly Statement
3.7	Access to CIT’s System

SECTION 4.	Term Loan
4.1	Promissory Notes Evidencing Term Loan
4.2	Funding of Term Loan
4.3	Repayment of Principal of the Term Loan
4.4	Mandatory Prepayments of the Term Loan
4.5	Optional Prepayments of the Term Loan
4.6	Provisions Regarding the Term Loan

SECTION 5.	Letters of Credit
5.1	Assistance and Purpose
5.2	Authority to Charge Revolving Loan Account

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5.3	Indemnity Relating to Letters of Credit
5.4	Compliance of Goods, Documents and Shipments with Agreed Terms
5.5	Handling of Goods, Documents and Shipments
5.6	Compliance with Laws; Payments of Levies and Taxes
5.7	Subrogation Rights

SECTION 6.	Collateral
6.1	Grant of Security Interest
6.2	Representations, Covenants and Agreements Regarding Collateral Generally
6.3	Representations Regarding Accounts and Inventory
6.4	Covenants and Agreements Regarding Accounts and Inventory
6.5	Covenants and Agreements Regarding Equipment
6.6	General Intangibles
6.7	Commercial Tort Claims
6.8	Letter of Credit Rights
6.9	Real Estate
6.10	Reference to Other Loan Documents
6.11	Credit Balances; Additional Collateral
6.12	Release of Trademarks

SECTION 7.	Representations, Warranties and Covenants
7.1	Representations and Warranties
7.2	Affirmative Covenants

7.3	Financial Covenants
7.4	Negative Covenants

SECTION 8.	Interest, Fees and Expenses
8.1	Interest
8.2	Default Interest Rate
8.3	Fees and Expenses Relating to Letters of Credit
8.4	Out of Pocket Expenses
8.5	Line of Credit Fee; Collection Days
8.6	Agent Fee Agreement
8.7	Standard Operating Fees
8.8	LIBOR Rate Loans
8.9	Capital Adequacy
8.10	Taxes, Reserves and Other Conditions
8.11	Authority to Charge Revolving Loan Account

SECTION 9.	Powers
9.1	Authority
9.2	Limitations on Exercise

SECTION 10.	Events of Default and Remedies
10.1	Events of Default
10.2	Remedies With Respect to Outstanding Loans
10.3	Remedies With Respect to Collateral
10.4	Limited License
10.5	Application of Proceeds

10.6	General Indemnity

SECTION 11.	Termination

SECTION 12.	Miscellaneous
12.1	Waivers
12.2	Entire Agreement; Amendments; Counterparts
12.3	Usury Limit
12.4	Severability
12.5	Waiver of Jury Trial; Service of Process; Limitation of Liability70
12.6	Notices
12.7	Joint and Several Liability
12.8	Choice of Law
12.9	Reasonable Discretion
12.10	Non-Disclosure by the Companies
12.11	Consent by Agent and Lenders
12.11	Payments

SECTION 13.	Agreements Regarding the Lenders
13.1	Copies of Statements and Financial Information
13.2	Payments of Principal, Interest and Fees
13.3	Defaulting Lender
13.4	Participations and Assignments
13.5	Sharing of Liabilities
13.6	Exercise of Setoff Rights

13.7	Confidentiality

SECTION 14.	Agency
14.1	Appointment of Agent; Powers
14.2	Delegation of Agent’s Duties
14.3	Disclaimer of Agent’s Liabilities
14.4	Reliance and Action by Agent
14.5	Events of Default
14.6	Lenders’ Due Diligence
14.7	Right to Indemnification
14.8	Other Transactions
14.9	Resignation of Agent
14.10	Voting Rights; Agent’s Discretionary Rights
14.11	Deemed Consent
14.12	Notice of Termination of Commitments
14.13	Survival of Agreements of the Lenders

EXHIBITS

Exhibit A - Form of Assignment and Transfer Agreement
Exhibit B - Form of Revolving Loan Promissory Note
Exhibit C - Form of Term Loan Promissory Note
Exhibit D-1 - Form of Compliance Certificate
Exhibit D-2 - Form of Special Compliance Certificate
Exhibit D-3 - Form of Additional Special Compliance Certificate
Exhibit E - Form of Revolving Line of Credit Increase Notice
Exhibit F - Form of Joinder Agreement

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SCHEDULES

Schedule 1.1(a) - Existing Indebtedness
Schedule 1.1(b) - Description of Owned Real Estate
Schedule 7.1(b) - Companies and Collateral Information
Schedule 7.1(f) - Environmental Matters
Schedule 7.1(k) - Benefit Plans
Schedule 7.1(m) - Self Insurance Programs
Schedule 7.1(n) - Outstanding Indebtedness

THE CIT GROUP/ COMMERCIAL SERVICES, INC., a New York corporation, with an office located at Two Wachovia Center, 301 South Tryon Street, 25th Floor, Charlotte, North Carolina 28202 (“CIT” and, together with the lenders listed on the signature pages hereof and any other entity becoming a Lender hereunder pursuant to Section 13.4(b) of this Second Amended and Restated Financing Agreement, being herein collectively referred to as the “Lenders” and individually as a “Lender”); CIT, as the Agent for the Lenders (in such capacity, the “Agent”);  WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as the Documentation Agent for the Lenders (in such capacity, the “Documentation Agent”); and SUNTRUST BANK (“SunTrust”), as the Syndication Agent for the Lenders (in such capacity, the “Syndication Agent”), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make a term loan, revolving loans and other financial accommodations to UNDER ARMOUR, INC., a Maryland corporation (“Under Armour”), and its wholly-owned Domestic Subsidiaries (as defined below) that are parties hereto or may hereafter become a party hereto pursuant to Section 7.4(h) this Second Amended and Restated Financing Agreement (Under Armour and such Domestic Subsidiaries being herein collectively referred to as the “Companies” and, individually, as a “Company”).

BACKGROUND STATEMENT

A.            Under Armour and CIT are parties to a certain Amended and Restated Accounts Receivable Financing Agreement, dated as of June 30, 2004, as supplemented by that Inventory Security Agreement, dated September 28, 2001 and that certain Letter of Credit Agreement, dated October 9, 2002 (the Amended and Restated Accounts Receivable Financing Agreement, as previously supplemented by such Inventory Security Agreement and Letter of Credit Agreement, all as amended or otherwise modified from time to time, the “Existing Financing Agreement”), which previously amended and restated in its entirety that certain Accounts Receivable Financing Agreement, dated as of June 21, 2001, as amended and supplemented from time to time, by which CIT has agreed to extend credit to Under Armour.  Under Armour has requested that CIT enter into certain amendments to the Existing Financing Agreement, and permit Under Armour Retail to borrow thereunder, and CIT has agreed to such amendments, subject to all of the terms, conditions and provisions hereof.

B.            Effective on the date on which all of the conditions set forth in Section 2 hereof are satisfied and the Lenders make the Term Loan and the initial Revolving Loan hereunder (such date being herein called the “Closing Date”), this Financing Agreement shall amend and restate in its entirety the Existing Financing Agreement, and shall represent the entire agreement among the Companies, the Agent and CIT and the other Lenders with respect to the terms and conditions upon which CIT and the other Lenders are to extend credit to the Companies from and after the Closing Date. Amounts in respect of interest, fees, and other amounts payable to or for the account of CIT shall be calculated (i) in accordance with the provisions of the Existing Financing Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Financing Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

C.            This Financing Agreement is not a novation or extinquishment of the Existing Financing Agreement, and shall in no way be construed to, nor shall it affect, modify, diminish or break the continuity of any lien or security interest granted by Under Armour to CIT in the Collateral (as defined in the Existing Financing Agreement).  All liens and security interests granted to or held by CIT under the Existing Financing Agreement shall, effective on the Closing Date, be automatically assigned to, and held by, the Agent in its capacity as Agent for the Lenders under this Financing Agreement, all of which shall continue in full force and effect and shall secure all Obligations as provided in this Financing Agreement.

SECTION 1.   Definitions

1.1          Defined Terms.    As used in this Financing Agreement:

Accounts shall mean any and all of the Companies’ present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of the Companies’ account debtors securing the obligations owed by such account debtors to the Companies; and (j) all Proceeds of any of the foregoing.

Accounts Borrowing Base shall mean, at any date, the sum of: (a) up to ninety percent (90%) of the aggregate amount of the Companies’ Eligible Accounts Receivable consisting of Eligible Approved Accounts Receivable outstanding at such date, plus (b) up to eighty-five percent (85%) of the aggregate amount of the Companies’ Eligible Accounts Receivable consisting of Eligible Non-Approved Accounts Receivable outstanding at such date; provided, however, that the maximum amount of Royalty Trade Accounts Receivables that shall be included in the Accounts Borrowing Base at any time shall not exceed $5.0 million.

Adjusted Net Earnings From Operations shall mean, with respect to any fiscal period, the net income from operations of the Companies and their Subsidiaries, all determined on a consolidated basis in accordance with GAAP on a basis consistent with the latest audited financial statements of the Companies and their respective Subsidiaries.

Adjusted Tangible Assets shall mean all assets except for the following:  (a) any surplus resulting from any write-up of assets subsequent to the Closing Date; (b) deferred assets, other than prepaid insurance, prepaid taxes and deferred tax assets; (c) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on the consolidated balance sheet of the Companies and their Subsidiaries, representing the excess of the purchase price paid for assets or stock over the value assigned thereto; (e) unamortized debt discount and expense; (f) Accounts, notes and other receivables due from affiliates or employees.

Adjustment Date shall have the meaning ascribed to such term in the definition of “Applicable Margin”.

Affiliate shall mean, with respect to any Company, any person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Company.

Agent’s Bank Account shall mean the Agent’s bank account at Wachovia Bank, National Association (or its successor) in Charlotte, North Carolina.

Agent Fee Agreement shall mean the letter agreement, dated July 14, 2005, between CIT and the Companies, as such letter agreement is amended, modified, supplemented or restated from time to time in accordance with its terms.

Agent Lockbox shall mean a lockbox established in Charlotte, North Carolina by the Agent to which the Companies may, at their option, direct each of its customers to make payment of all Accounts owing to the Companies, and from which the Agent shall collect and process such payments.

Agent Lockbox Agreement shall mean an agreement, in form and substance reasonably satisfactory to the Agent, between the Companies and the Agent, establishing the Agent Lockbox and providing for the deposit by the Agent of all checks, items of payment and other remittances received in such lockbox into the Agent’s Bank Account for application to the Obligations.

Applicable Margin shall mean, from the Closing Date until the initial Adjustment Date, with respect to (a) the Revolving Loans, -0.25% for Chase Bank Rate Loans and 2.25% for LIBOR Rate Loans, (b) Letters of Credit, 2.25%, and the Line of Credit Fee, 0.375%.  On the initial Adjustment Date, and on the each subsequent Adjustment Date thereafter, the Applicable Margins for Chase Bank Rate Loans, LIBOR Rate Loans, Letters of Credit and the Line of Credit Fee shall be adjusted prospectively based on the consolidated Pricing Leverage Ratio of the Companies and their Subsidiaries as of the end of the most recent fiscal quarter, to the following amounts:

Pricing Leverage Ratio	Chase Bank Rate Loans	LIBOR Rate Loans and Letters of Credit	Line of Credit Fee
Greater than 3.5	0.50%	3.0%	0.625%
Equal to or greater than 2.75 but less than 3.5	0.0%	2.5%	0.50%
Equal to or greater than 2.0 but less than 2.75	-.25%	2.25%	0.375%

Pricing Leverage Ratio	Chase Bank Rate Loans	LIBOR Rate Loans and Letters of Credit	Line of Credit Fee
Equal to or greater than 1.5 but less than 2.0	-.50%	2.0%	0.25%
Less than 1.5	-.75%	1.75%	0.125%

All adjustments to the Applicable Margins shall be implemented by the Agent based on the financial statements and related officer’s certificate for the relevant period delivered by the Companies to the Agent pursuant to Section 7.2(h)(ii) hereof, and shall take effect as of the first day of the month in which such financial statements and related officer’s certificate are received by the Agent (each, an “Adjustment Date”).  Notwithstanding the foregoing: (a) no reduction in Applicable Margins shall occur on an Adjustment Date if a Default or an Event of Default shall have occurred and remain outstanding on such Adjustment Date or the date of the Agent’s receipt of the financial statements and related officer’s certificate on which such reduction is to be based; and (b) if the Companies fail to deliver the financial statements and related officer’s and compliance certificates on which any reduction in applicable margins is to be based within ten (10) days of the due date for such items set forth in Section 7.2(h)(ii), then effective as of the Adjustment Date immediately preceding the due date for such financial statements and officer’s certificate, the Applicable Margins may, at the discretion of the Agent, increase to the highest margins set forth in the table above until the Agent receives such financial statements and officer’s certificate, at which time the Applicable Margin shall be determined and any adjustment thereto shall be made to become effective as of the first day of the following month.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

Availability Reserve shall mean an amount equal to the sum of:

(a)           (i) three (3) months rental payments or similar charges for each Company’s leased premises or other Collateral locations for which such Company, as applicable, has not delivered to the Agent a Waiver Agreement within thirty (30) days after Collateral is located on such leased premises, and (ii) three (3) months estimated payments (plus any other fees or charges owing by any Company) to any applicable warehousemen or third party processor (as determined by the Agent in the exercise of its reasonable discretion) who has not executed and delivered to the Agent a Waiver Agreement, provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of a Waiver Agreement, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus

(b)           such other reserves as the Agent, in the exercise of its reasonable discretion, deems necessary as a result of (i) negative forecasts and/or trends in any Company’s business, industry, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact any Company, or any Company’s business, profits, operations, industry, financial condition or assets.

Average Borrowing Base shall mean, for any period, the amount obtained by adding the Borrowing Base as calculated based upon each Borrowing Base Certificate received by the Agent for any day during the period in question and by dividing that sum by the number of Borrowing Base Certificates received by the Agent for any day during such period.

Average Net Availability shall mean, for any period, the amount obtained by adding Net Availability as calculated based upon each Borrowing Base Certificate received by the Agent for any day during the period in question and by dividing that sum by the number of Borrowing Base Certificates received by the Agent for any day during such period.

Benefit Plan shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a “multiemployer plan,” as such term is defined in ERISA) in respect of which a Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

Borrowing Base shall mean, at any date, the sum of the following:

(a)           the Accounts Borrowing Base; plus

(b)           the least of: (i) the Inventory Cap Amount, or (ii) the Inventory Borrowing Base, less

(c)           the aggregate amount of the Letter of Credit Reserve in effect at such date; less

(d)           the Term Loan Reserve in effect at such date; less

(e)           the aggregate amount of the Availability Reserve in effect at such date.

Borrowing Base Certificate shall mean a borrowing base certificate delivered to the Agent pursuant to the requirements of item (g)(1) of Annex A (Collateral Reporting Requirements) attached hereto.

Business Day shall mean any day on which the Agent and JPMorgan Chase Bank are both open for business in New York, New York.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies and their Subsidiaries during such period on account of property, plant, equipment or similar fixed assets that are required to be treated as capital expenditures in conformity with GAAP.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease.

Capital Stock shall mean, with respect to any person or entity (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including shares of preferred or preference stock of such person or entity, (ii) all partnership interests (whether general or limited) in such person or entity which is a partnership, (iii) all membership interests or limited liability company interests in such person or entity which is a limited liability company, (iv) any interest or participation that confers on a person or entity the right to receive a share of the profits and/or losses of, or distributions of assets of such person or entity, and (v) all equity or ownership interests in such person or entity of any other type, and any and all warrants, rights or options to purchase any of the foregoing.

CARPA shall mean that certain Amended and Restated Credit Approved Receivables Purchasing Agreement, dated of even date herewith, between CIT and the Companies, as the same may hereafter be amended, modified, supplemented or restated from time to time.

CARPA Assignment of Proceeds shall mean the Amended and Restated Assignment Agreement for Proceeds of Credit Approved Receivables Purchasing Agreement, dated of even date herewith, between the Companies and the Agent, by which the Companies grant the Agent a lien and security interest, as security for all of the Obligations, in all sums due or to become due to the Companies under the CARPA.

Cash Equivalents shall mean the following: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or any state or municipality thereof or the District of Columbia having maturities of not more than twelve (12) months from the date of acquisition, and certificates of deposit and time deposits having maturities of not more than twelve (12) months from the date of acquisition, banker’s acceptances having maturities of not more than twelve (12) months from the date of acquisition and overnight bank deposits, in each case issued by any state or municipality thereof or the District of Columbia, which at the time of acquisition are rated A-1 or better by S&P or P-1 or better by Moody’s, or by a Lender; (b) any money market or similar fund the assets of which are comprised exclusively of any of the items specified in clause (b) above and as to which withdrawals are permitted daily;  (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution meeting the qualifications specified in clause (a); and (d) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 or better by S&P or P-1 or better by Moody’s, and having a maturity within nine (9) months after the date of acquisition thereof.

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

Change of Control shall mean the occurrence of any of the following: (a) the failure of

Kevin Plank, and members of his immediate family and trusts for their benefit, at any time (whether before or after an IPO) to own and control, directly or indirectly, of record and beneficially, more than fifteen percent (15%) of the issued and outstanding Voting Stock of Under Armour; or (b) any merger, consolidation or other transaction, excluding an IPO for which the Net Issuance Proceeds are in excess of the then outstanding balance of the Term Loan, as a result of which the stockholders of Under Armour immediately prior to such transaction cease to beneficially own at least a majority of the outstanding Voting Stock of Under Armour or the outstanding Voting Stock of any successor or surviving entity in the case of a merger or consolidation, immediately after such transaction.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its “prime rate” in effect at its principal office in New York City.  (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loan shall mean a Loan outstanding under this Financing Agreement when the interest rate applicable thereto is based upon the Chase Bank Rate.

CIT’s System shall mean the Agent’s internet-based loan accounting and reporting system.

Closing Date shall have the meaning ascribed to such term in the Background Statement of this Financing Agreement.

Collateral shall mean, collectively, all of the Companies’ present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.  Upon release of the Agent’s lien in, and security interest upon, the Companies’ Trademarks pursuant to Section 6.12 of this Financing Agreement, such Trademarks shall no longer constitute Collateral.

Collection Days shall mean a period of two (2) Business Days after the receipt by the Agent in the Agent’s Bank Account of monies initially deposited into the Agent Lockbox or any other lockbox established in connection with a Depository Account, for which interest may be charged on the aggregate amount of such receipts at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

Commitment shall mean, as to each Lender, the aggregate amount of such Lender’s Revolving Line of Credit Commitment and Term Loan Commitment, and “Commitments” means the aggregate amount of all Revolving Line of Credit Commitments and Term Loan Commitments.

Commitment Letter shall mean the Commitment Letter dated July 14, 2005 issued by the Agent to, and accepted by, Under Armour, as extended by letter agreement, dated August 23, 2005, between the Agent and Under Armour.

Confidential Information shall have the meaning provided for in Section 13.7 of this Agreement.

Consolidated Balance Sheet shall mean a consolidated balance sheet for the Companies and their respective Subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet of the Companies and their respective Subsidiaries plus individual balance sheets for the Companies, showing all eliminations of intercompany transactions and prepared in accordance with GAAP.

Contract Year shall mean the one (1) year period from the Closing Date until the first anniversary of the Closing Date and each one (1) year period thereafter.

Copyrights shall mean all of the Companies’ present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Current Four Quarters Testing Period shall mean, for the purposes of testing compliance with each of the financial covenants set forth in Section 7.3 hereof if a Net Availability Shortfall occurs, the period of four (4) consecutive fiscal quarters ending with the quarter in which such Net Availability Shortfall occurs.

Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, has occurred or been satisfied.

Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Companies in the manner set forth in Section 8.2 of this Financing Agreement.

Depository Account shall mean each bank account (and the related lockbox, if any) that is established by the Agent or the Companies pursuant to Section 3.2 of this Financing Agreement and which is subject to the Agent’s control pursuant to a duly executed Depository Account Control Agreement.

Depository Account Control Agreement shall mean a three-party agreement in form and substance reasonably satisfactory to the Agent among the Agent, the applicable Company and the bank which will maintain a Depository Account, (a) which provides the Agent with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2 of this Financing Agreement, and (b) pursuant to which such bank agrees that (x) all cash, checks, wires and other items received or deposited into the Depository Account are subject to the lien and security interest of the Agent, for the benefit of the Lenders, and (y) except as otherwise agreed by the Agent in its sole discretion, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

Documentation Fees shall mean the Agent’s reasonable standard fees for the use of the Agent’s in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all of the Companies’ present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

Domestic Subsidiary shall mean a Subsidiary of a Company which is not a Foreign Subsidiary.

Early Termination Date shall have the meaning set forth in Section 11 of this Financing Agreement.

EBITDA shall mean, for any period, the Adjusted Net Earnings From Operations of the Companies and their respective Subsidiaries on a consolidated basis for such period before all interest, tax obligations and depreciation and amortization expense of the Companies and their respective Subsidiaries on a consolidated basis for such period, all determined in accordance with GAAP on a basis consistent with the latest audited financial statements of the Companies and their respective Subsidiaries.

Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.

Eligible Accounts Receivable shall mean the gross amount of the Companies’ Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable discretion, less, without duplication, the sum of:

(a)           actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

(b)           reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for (x) any such sales as to which the Companies have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent’s satisfaction in the exercise of its reasonable discretion, and (y) up to the sum of $7,500,000, or such lesser amount as Agent, based on its customary judgment and credit practices determines, of the aggregate value of such Trade Accounts Receivable arising from such sales; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x)

secured by letters of credit (in form and substance reasonably satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada; (iii) Royalty Trade Accounts Receivables which remain unpaid more than thirty (30) days after the original due date and all other Accounts that remain unpaid more than the earlier of one hundred twenty (120) days from the original invoice date or sixty (60) days from the original due date as shown on the invoice; (iv) sales to a customer that is also a creditor or supplier of any Company or is otherwise a contra account (unless a no-offset agreement has been entered into by the customer and the Agent and is, in the Agent’s reasonable discretion, acceptable to the Agent); (v) sales to any Subsidiary (direct or indirect) or parent (direct or indirect) of any Company, or to any other person or entity otherwise affiliated with any Company or with any shareholder, Subsidiary (direct or indirect) or parent (direct or indirect) of any Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) except for Eligible Approved Accounts Receivable, sales to any customer which is either (x) insolvent, (y) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, or (z) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts; (viii) invoices which are not paid by a customer due to an existing or alleged dispute, offset, recoupment or counter-claim; (ix) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are not Eligible Accounts Receivable; (x) the dollar amount of all outstanding invoices to any customer in excess of forty percent (40%) of the aggregate amount of outstanding Eligible Accounts Receivable; (xi) pre-billed receivables and receivables arising from progress billings; (xii) sales not payable in United States currency; (xiii) invoices owing by any and all customers that are any state, any other local governmental entity, or any department, agency or instrumentality of any of them with respect to which the right to payment of the Companies, as applicable, has not been assigned to the Agent, in a manner reasonably acceptable to the Agent, pursuant to any applicable statute, rule, regulation or the like, to the extent that such invoices outstanding at any time exceed five percent (5%) of aggregate amount of Eligible Accounts Receivable; and (xiv) except for Eligible Approved Accounts Receivable, sales to any customer that the Agent, in its reasonable discretion, determines is financially unacceptable to the Agent, has a credit rating unacceptable to the Agent, or that collection is insecure or that payment may not be made by reason of the customer’s financial inability to pay.

Eligible Approved Accounts Receivable shall mean such Eligible Accounts Receivable of the Companies that are deemed to be “Approved Receivables”, as such term is defined in the CARPA.

Eligible Inventory shall mean the gross amount of the Companies’ Inventory that is subject to a valid, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, subject only to Permitted Encumbrances, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in the exercise of its reasonable discretion, less, without duplication, (a) all work-in-process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by the Companies’ customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Companies’ suppliers, (e)

all Inventory in transit or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed and delivered to the Agent a Waiver Agreement, (f) Inventory that is subject to any license or other agreement that would condition or restrict the Companies’ or the Agent’s right to sell or otherwise dispose of such Inventory, unless such license or other agreement, after review by the Agent, is determined by the Agent in its reasonable discretion to be acceptable; and (g) the amount of such other reserves against Inventory as the Agent deems necessary in the exercise of its reasonable discretion.

Eligible Non-Approved Accounts Receivable shall mean such Eligible Accounts Receivable of the Companies that are deemed to be “non-Approved Receivables”, as such term is defined in the CARPA.

Equipment shall mean all of the Companies’ present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

Equivalent Amount shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed to in writing between the Funds Administrator and the Agent.

ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

ERISA Affiliate shall mean any (a) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Companies; (b) partnership or other trade or business (whether or not incorporated) which is or was at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Companies; and (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Companies, any corporation described in clause (a) above, or any partnership or trade or business described in clause (b) above.

Extended Early Termination Date shall have the meaning set forth in Section 11 of this Financing Agreement.

Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.

Existing Financing Agreement shall have the meaning ascribed to such term in the Background Statement of this Financing Agreement.

Financing Agreement shall mean this Second Amended and Restated Financing Agreement, as the same may hereafter be amended, modified, supplemented or restated from time to time, and all exhibits and schedules hereto.

First Tier Foreign Subsidiary shall mean any Foreign Subsidiary that is directly owned by a Company or a Domestic Subsidiary of a Company.

Fixed Charge Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of the Companies and their respective Subsidiaries for such period by (b) Fixed Charges of the Companies and their respective Subsidiaries for such period.

Fixed Charges shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of the Companies and their respective Subsidiaries on a consolidated basis paid in cash during such period, (b) the amount of principal repaid or scheduled to be repaid in cash on Indebtedness of the Companies and their respective Subsidiaries on a consolidated basis (other than the Revolving Loans) during such period, excluding principal repayments of the Term Loan to the extent paid from Net Proceeds as required by Section 4.4 of this Financing Agreement, (c) unfinanced Capital Expenditures paid in cash by the Companies and their respective Subsidiaries on a consolidated basis during such period, (d) all federal, state and local tax expenses paid in cash by the Companies and their respective Subsidiaries on a consolidated basis during such period, and (e) redemptions of Capital Stock, distributions and dividends paid in cash during such period, to the extent not paid from Net Proceeds.

Fixture shall mean a fixture (as defined in the UCC).

Foreign Subsidiary shall mean a Subsidiary of a Company that is incorporated or formed under the laws of a country or jurisdiction other than the laws of any state of the United States.

Funds Administrator shall mean Under Armour in its capacity as the borrowing agent and loan funds administrator on behalf of itself and the other Companies.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

General Intangibles shall mean all of the Companies’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between any Company and any licensee of any of such Company’s General Intangibles, and (i) all Proceeds of any of the foregoing.

Goods shall mean all of the Companies’ present and hereafter acquired goods (as defined in the UCC), and all Proceeds thereof.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property or other assets, other than Inventory or for licenses of General Intangibles, or (b) obligations with respect to Capital Leases.  For the avoidance of doubt, the obligations of the Companies under the CARPA shall not constitute Indebtedness.

Indemnified Party shall have the meaning given to such term in Section 10.5 of this Financing Agreement.

Intellectual Property Security Agreement shall mean the Amended and Restated Security Agreement - Intellectual Property, dated of even date herewith, executed by Under Armour and the Agent, by which Under Armour grants a lien in and security interest upon, as security for all of the Obligations, all of its patents, trademarks and other intellectual property, as amended, supplemented, restated or otherwise modified from time to time.

Intellectual Property Use Agreement shall mean an Intellectual Property Use Agreement, in form and substance reasonably satisfactory to the Agent and the Companies and their respective counsel, executed by the Companies and a holder of a lien and security interest in any Trademarks of the Companies, by which, among other things, the holder of the proposed lien and security interest upon the Companies’ Trademarks (a) grants the Agent for the benefit of the Lenders a royalty-free, non-exclusive right and license to use such Trademarks in connection with (i) the advertisement for sale, and the sale or other disposition of any Collateral, and (ii) the manufacture, assembly, completion and preparation for sale of any Collateral, (b) disclaims any interest in any Accounts arising from the licensing by the Companies of the Trademarks, (c) subordinates the lien and security interest of such holder to the rights of all licensees of the Trademarks who are or may become obligated on any Royalty Trade Accounts Receivables, and (d) agrees to provide the Agent with written notice of any default with respect to the indebtedness secured by such lien and security interest and the opportunity, but not the obligation, to cure such default on behalf of the Companies, and (e) agrees that any foreclosure sale of the Trademarks by such holder shall be made subject to the rights of the Agent under such Intellectual Property Use Agreement.

Internal Revenue Code means the United States Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Interest Period shall mean the period from the date of this Financing Agreement to the first day of the month following the date hereof, and each successive one month period thereafter.

Inventory shall mean all of the Companies’ present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

Inventory Borrowing Base shall mean, at any date, the lesser of: (i) up to fifty-five percent (55%) of the value of the Companies’ Eligible Inventory consisting of raw materials at such date, plus up to sixty-five percent (65%) of the value of the Companies’ Eligible Inventory consisting of finished goods at such date, in each case calculated on the basis of lower of cost or market with cost calculated on a first-in, first-out basis, or (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of the Companies’ Eligible Inventory of raw materials and finished goods at such date; provided, however, the maximum amount of Eligible Inventory consisting of raw materials that shall be included in the Inventory Borrowing Base at any one time shall not exceed $5.0 million.

Inventory Cap Amount shall mean an amount equal to (a) at all times before the Revolving Line of Credit Increase Effective Date, $37.5 million, and (b) at all times on and after the Revolving Line of Credit Increase Effective Date, $50 million.

Investment Property shall mean all of the Companies’ present and hereafter acquired investment property (as defined in the UCC), and all Proceeds thereof; provided, however, with respect to the Capital Stock of any Subsidiary of Under Armour, investment property shall only include (a) 100% of the Capital Stock of each Domestic Subsidiary that is owned by Under Armour or by any Domestic Subsidiary of Under Armour, and (b) 65% of the Capital Stock of Under Armour Canada and each other First Tier Foreign Subsidiary, and all Proceeds thereof.

IPO shall mean a bonafide underwritten public offering of stock of Under Armour (whether Common Stock or other form of equity) pursuant to an effective registration statement under the Securities Act of 1933, as amended, as a result of which Common Stock or other equity of Under Armour is distributed to the public.

Issuing Bank shall mean any one or more of Wachovia Bank, National Association, JP Morgan Chase Bank, N.A., Bank of America, N.A., as selected by the Agent from time to time in its discretion, or such other bank selected by the Agent, and, if no Default or Event of Default exists, approved by the Funds Administrator (which approval shall not be unreasonably withheld or delayed) that issues a Letter of Credit for a Company.

Joinder Agreement shall mean a Joinder Agreement, substantially in the form of Exhibit F to this Financing Agreement, executed and delivered by the Companies and the other parties thereto, by which a new wholly-owned Domestic Subsidiary of a Company joins in the Financing Agreement and in all Loan Documents, as a co-borrower and an additional “Company” hereunder and thereunder, and is permitted to borrow from the Lenders pursuant to the terms hereof and thereof.

Ledger Debt shall mean the indebtedness for goods and services purchased by any Company or any Subsidiary of any Company from any party whose Accounts are factored or financed by CIT.

Letters of Credit shall mean all letters of credit issued for or on behalf of a Company with the assistance of the Lenders (acting through the Agent) by an Issuing Bank in accordance with Section 5 hereof.

Letter of Credit Guaranty shall mean any guaranty or similar agreement delivered by the Agent, on behalf of the Lenders, to an Issuing Bank of a Company’s reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee that the Agent, for the benefit of the Lenders, may charge the Companies under Section 8.3(a) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Companies in obtaining Letters of Credit.

Letter of Credit Reserve shall mean, at any time of determination thereof, an amount equal to the sum of:

(a)           one hundred percent (100%) of the amount of each Letter of Credit then outstanding; less

(b)           with respect to those outstanding documentary Letters of Credit issued to support the purchase by a Company of Inventory consisting of finished goods for importation and delivery directly into the United States which is not Eligible Inventory solely because it is in transit, the amount by which the Inventory Borrowing Base would be increased if the amount of such finished goods Inventory were included in the Inventory Borrowing Base, provided that the Companies, upon the Agent’s prior request, shall have delivered to the Agent such documents and/or satisfied such other requirements or conditions as the Agent may reasonably request with respect to such Letters of Credit and such Inventory.

Letter of Credit Sub-Line shall mean the aggregate commitment of the Lenders to assist the Companies in obtaining Letters of Credit in an aggregate amount of up to $10 million.

Leverage Ratio shall mean, as of any date of determination, the ratio of (a) the Indebtedness of the Companies and their Subsidiaries on a consolidated basis as of the date of the most recent available financial statement, to (b) the Tangible Net Worth of the Companies and their Subsidiaries on a consolidated basis as of the same date.

LIBOR Rate shall mean, at any time of determination, and subject to availability, with respect to an Interest Period, the rate of interest published in the Wall Street Journal as the “London Interbank Offered Rate” for a one (1) month period as of the last Business Day of the preceding month.

LIBOR Rate Loan shall mean a Loan outstanding under this Financing Agreement when the interest rate applicable thereto is based upon the LIBOR Rate.

Line of Credit shall mean the aggregate commitment of the Lenders to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, (b) assist any Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, and (c) make the Term Loan pursuant to Section 4 of this Financing Agreement.

Line of Credit Fee shall mean, for any month, the product obtained by multiplying the following:

(a)           for the period from the Closing Date through December 31, 2006, the amount obtained by multiplying (i) the lesser of (y) the sum of (1) the amount of the Revolving Line of Credit then in effect, minus (2) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, or (z) the sum of (1) the Average Borrowing Base for such month, minus (2) the average daily principal balance of Revolving Loans outstanding during such month, times (ii) the Applicable Margin for the number of days in such month; and

(b)           for all periods after December 31, 2006, the amount obtained by multiplying (i) the sum of (y) the amount of the Revolving Line of Credit then in effect, minus (z) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (ii) the Applicable Margin for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Promissory Notes, the Agent Fee Agreement, the CARPA, each Pledge Agreement, the Intellectual Property Security Agreement, the Agent Lockbox Agreement, the Depository Account Control Agreements, the Subordination Agreements, the CARPA Assignment of Proceeds, each Joinder Agreement, each Intellectual Property Use Agreement, the mortgages and deeds of trust on any Real Estate, and any other ancillary loan and security agreements executed by the Companies from time to time in connection with this Financing Agreement, each as may be renewed, amended, restated or supplemented from time to time.

Loans shall mean the Revolving Loans and the Term Loan.

Material Adverse Effect shall mean a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Companies and their Subsidiaries, taken as a whole, (b) the ability of the Companies to perform their obligations under this Financing Agreement or any of the other Loan Documents, or to enforce their rights against account debtors, or (c) the ability of the Agent or the Lenders to enforce the Obligations or their rights and remedies under this Financing Agreement or any of the other Loan Documents.

Moody’s shall mean Moody’s Investors Service, Inc., or any successor thereto.

Net Availability shall mean, at any time, the amount by which the Borrowing Base at such time exceeds the principal amount of all outstanding Revolving Loans.

Net Availability Minimum shall mean an amount equal to (a) at all times before the Revolving Line of Credit Increase Effective Date, $15.0 million, and (b) at all times on and after the Revolving Line of Credit Increase Effective Date, $20.0 million.

Net Availability Shortfall shall mean, on any date, that Net Availability on such date falls below the Net Availability Minimum for such date.

Net Orderly Liquidation Value shall mean, at any time, the ratio, expressed as a percentage, of the orderly liquidation value of the Companies’ Inventory at such time to the total value of the Companies’ Inventory at such time, taking into account all costs, fees and expenses estimated to be incurred by the Agent and the Lenders in connection with such liquidation, based upon the most recent appraisal of the Companies’ Inventory conducted by an appraiser selected by the Agent after consultation with the Companies.

Net Issuance Proceeds shall mean those Net Proceeds arising from an issuance of the kind described in clause (b) of the definition of Net Proceeds.

Net Proceeds shall mean the gross cash proceeds (including cash equivalents (when received) by way of deferred or non-cash payment) received by the Companies from any of the following:

(a)           the sale, conveyance or other disposition of any assets, including, without limitation, insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of any assets, except for any disposition of assets permitted by this Financing Agreement; and

(b)           the issuance after the Closing Date of any Capital Stock or other equity or securities convertible into Capital Stock, including, without limitation, any Capital Stock issued in connection with an IPO, or the incurrence after the Closing Date of any indebtedness in respect of borrowed money, except for the first $5.0 million of cash received by Under Armour (computed on a cumulative basis for all periods after the Closing Date) on account of the exercise of any warrants or options issued by Under Armour for the purchase of any of its Common Stock, less the sum of (i) in the case of Net Proceeds arising under both clauses (a) and (b) above, reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with the transaction giving rise to such Net Proceeds; (ii) in the case of Net Proceeds arising under clause (a) above, (1) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Permitted Encumbrance on the asset disposed of that is senior to the Agent’s liens and security interests, (2) any tax liability arising from such transaction, and (3) to the extent specifically identified and subsequently used to acquire replacement assets as permitted by Section 6.6(b) of this Financing Agreement or repair damaged or destroyed Property as permitted by Section 7.2(c) of this Financing Agreement.

Obligations shall mean: (a) all loans, advances and other extensions of credit made by the Agent for the account of the Lenders to the Companies (or any of them), or to others for the Companies’ account (including, without limitation, all Revolving Loans, the Term Loan and all obligations of the Agent under Letter of Credit Guaranties); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies (or any of them) to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement, the Agent Fee Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses required to be reimbursed pursuant to this Financing Agreement), whether (i) now in existence or incurred by the Companies (or any of them) from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any Company’s assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Companies are liable to the Agent or any Lender for such indebtedness as principals, sureties, endorsers, guarantors or otherwise; (c) without duplication, the Companies’ liabilities to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for the account of the Companies (or any of them) in connection with the Loan Documents, including any accommodations extended by the Agent with respect to applications for Letters of Credit, the Agent’s acceptance of drafts or the Agent’s endorsement of notes or other instruments for the Companies’ account and benefit; and (d) any Ledger Debt owing to CIT.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all of the Companies’: (a) present and hereafter established lockbox, blocked account and other deposit accounts maintained with the Agent or any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Agent Lockbox and the Depository Accounts); (b) cash and other monies and property in the possession or control of the Agent or any Lender (including items received in the Agent Lockbox, negative balances in the Revolving Loan Account and cash collateral held by the Agent pursuant this Financing Agreement); (c) books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s and the Lenders’ present and future reasonable and documented out-of-pocket costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the reasonable cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) reasonable fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all reasonable costs and expenses incurred by the Agent in opening and maintaining the Agent Lockbox, the Depository Accounts and any related lockboxes, and depositing checks, and receiving and transferring funds (including charges imposed on the Agent for “insufficient funds” and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all reasonable appraisal fees and expenses payable by the Companies pursuant to Section 7.2(a) of this Financing Agreement, and all reasonable costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of the Agent’s personnel; (g) all reasonable costs that the Agent may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by the Agent in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by the Agent to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation of this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise the Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (i) all reasonable costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all reasonable costs, fees and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to the Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the Commitments of the Lenders hereunder or the commencement of any case with respect to the Companies (or any of them) or any Subsidiary of a Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

Overadvances shall mean, at any time, the amount by which (a) the principal amount of all outstanding Revolving Loans at such time exceeds (b) the Borrowing Base at such time.

Patents shall mean all of the Companies’ present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

Permitted Distributions shall mean:

(a)           dividends from a wholly-owned Subsidiary of a Company to such Company;

(b)           redemptions of preferred Capital Stock of Under Armour, and payment of accrued and unpaid dividends thereon, made exclusively from Net Issuance Proceeds received in cash at any time after the Closing Date in an aggregate redemption price for all such redemptions of no greater than $12.0 million, provided that (i) each such redemption is made no later than ten (10) Business Days after the receipt of the Net Issuance Proceeds being used for the payment thereof, and (ii) no Default or Event of Default shall then exist;

(c)           dividends payable solely in stock or other equity interests of the Companies; and

(d)           cash distributions or cash dividends to Under Armour’s shareholders in any fiscal year in an amount which, when added to all previous distributions or dividends paid by Under

Armour at any time after January 1, 2005 (other than any distributions or dividends permitted under clauses (a), (b) or (c) above), shall not exceed fifty percent (50%) of the cumulative net income of the Companies and their Subsidiaries for the period beginning January 1, 2005 and ending on the last day of the immediately preceding fiscal year for which the Agent and the Lenders have received the audited financial statements of the Companies and their Subsidiaries required to be delivered pursuant to Section 7.2(h)(i) of this Financing Agreement, all determined on a consolidated basis in accordance with GAAP, provided that each of the following conditions shall first be satisfied:  (i) no Default or Event of Default shall exist immediately before, or immediately after giving effect to, the payment of any distribution or dividend, (ii) any distribution or dividend is approved by all necessary corporate action and is permitted by applicable law and Under Armour’s governance documents, (iii) Under Armour shall have obtained all necessary consents to the payment of any distribution or dividend, including any required consents to be obtained from its preferred stockholders, and (iv) Net Availability immediately before and immediately after giving effect to the payment of any distribution or dividend shall be not less than $20.0 million, with expenses, trade payables and other liabilities being paid in the ordinary course of business and not being delinquent for more than ten (10) days.

Permitted Encumbrances shall mean: (a) all liens existing on the Closing Date on specific items of Equipment, Fixtures and Real Estate; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of any Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to the Agent, for the benefit of the Lenders, by the Companies; (f) liens of judgment creditors, provided that such liens are at all times junior and subordinate in priority to the liens and security interests of the Agent and the enforcement of such liens is stayed, bonded or otherwise insured to the reasonable satisfaction of the Agent within sixty (60) days of the docketing of the judgment; (g) Permitted Tax Liens; (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by any Company of its business or property so encumbered and (ii) in the reasonable discretion of the Agent, do not materially and adversely affect the value of such Real Estate; (i) liens arising from (i) operating leases and precautionary Uniform Commercial Code financing statements in respect thereof and (ii) Equipment or other property not owned by a Company located on the premises of such Company (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and any precautionary Uniform Commercial Code financing statements in respect thereof; (j) liens or rights of setoff against credit balances of a Company with any credit card issuers or processors or amounts owing by credit card issuers or processors to a Company in the ordinary course of business to secure the obligations of such Company to such credit card issuer or processor as a result of any fees and chargebacks; (k) liens or rights of setoff of any bank to secure fees and charges in connection with returned items or fees and charges in connection with any deposit account maintained by the Companies at such bank; (l) leases of any Real Estate on commercially reasonable terms, provided such leases and subleases are at all times junior and subordinate in priority to the liens and security interests of the Agent in such Real Estate; (m) licenses of Trademarks in the ordinary course of business; (n) to the extent constituting a lien or security interest, the lien and security interest created in favor of CIT under the CARPA; and (n) other liens (except liens securing Taxes) securing indebtedness or obligations not to exceed $100,000 outstanding at any one time.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt; (f) Permitted Intercompany Loans; and (g) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto, and any renewals, extensions or refinancings of any of the foregoing provided that the principal amount of such Indebtedness is not increased as a result of such renewals, extensions or refinancings.

Permitted Intercompany Loan shall mean a loan made by a Company to another Company, but only so long as such loan is not evidenced by a promissory note, or, if such loan is evidenced by a promissory note, the original of which shall be delivered to the Agent, duly endorsed.

Permitted Investment shall mean, without duplication, any of the following:  (a) cash and Cash Equivalents; (b) investments in negotiable instruments acquired in the ordinary course of business for collection; (c) Accounts arising in the ordinary course of business; (d) investments received in settlement of Accounts arising in the ordinary course of business or owing to a Company as a result of any dispute with customers or suppliers or upon the foreclosure or enforcement of any lien in favor of a Company as security for an Account, and investments made in exchange for Accounts arising in the ordinary course of business which have not been collected for 120 days and which are, in the good faith judgment of the Companies, substantially uncollectible, in each case for so long as any instrument evidencing such investment is, promptly upon receipt, duly endorsed to the order of and delivered to the Agent to be held as security for the Obligations; (e) payment under any guarantees of Indebtedness which are permitted pursuant to Section 7.4(b) of this Financing Agreement; (f) loans or advances to employees in the ordinary course of business so long as the aggregate amount of such loans and advances outstanding by the Companies and its Subsidiaries do not exceed the sum of $100,000 at any time; (g) investments of the Companies in their respective Domestic Subsidiaries; and (h) other investments, other than any outstanding investments in Foreign Subsidiaries, in an aggregate outstanding amount not to exceed $500,000 at any one time outstanding.

Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that any Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by such Company to the Agent, for the benefit of the Lenders, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

Pledge Agreement shall mean a stock pledge agreement, executed by a Company, as pledgor, in favor of the Agent, as pledgee, by which such Company pledges to the Agent Capital Stock of its Subsidiaries, in each case in form and substance satisfactory to the Agent.

Pricing Leverage Ratio shall mean, as of any date of determination at the end of any fiscal quarter, the ratio of (a) the sum of (i) Indebtedness of the Companies and their Subsidiaries on a consolidated basis as of such date, less (ii) unrestricted cash of the Companies and their Subsidiaries on a consolidated basis as of such date, to (b) EBITDA of the Companies and their Subsidiaries on a consolidated basis for the period of four (4) fiscal quarters then ending.

Pro Rata Percentage shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitments at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of Loans then owed to such Lender hereunder and the denominator of which is the principal amount of all Loans then owed to all Lenders hereunder, as reflected by CIT’s System).

Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

Promissory Notes shall mean, collectively, the notes in the form of Exhibit B (in the case of the Revolving Line of Credit), and Exhibit C (in the case of the Term Loan), each attached hereto, delivered by the Companies (or any of them) to a Lender to evidence the Loans made by such Lender to the Companies (or any of them) pursuant to this Financing Agreement.

Purchase Money Liens shall mean liens on any item of Equipment or Fixture acquired by a Company after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment or Fixture acquired, and (b) a description of the Equipment or Fixture so acquired is furnished by the Companies to the Agent.

Real Estate shall mean all of the Companies’ present and future fee ownership interests in real property, including the real property, if any, owned by the Companies as of the Closing Date and described on Schedule 1.1(b) attached hereto.

Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including the Agent or any Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

Required Insurance shall have the meaning provided for in Section 7.1(m) of this Financing Agreement.

Required Lenders shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, Lenders who in the aggregate hold at least sixty-six and two-thirds percent (66 2/3%) of the total Commitments under the Line of Credit (or sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of all Loans outstanding hereunder, as reflected by CIT’s System, in the event that the Commitments of the Lenders hereunder have terminated); and (b) at all times while there are three (3) or more Lenders hereunder, two (2) or more Lenders who in the aggregate hold at least fifty-one percent (51%) of the total Commitments under the Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all Loans outstanding hereunder, as reflected by CIT’s System, in the event that the Commitments of the Lenders hereunder have terminated).

Revolving Line of Credit shall mean the Commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Companies in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in an aggregate amount equal to (a) at all times before the Revolving Line of Credit Increase Effective Date, $75 million, and (b) at all times on and after the Revolving Line of Credit Increase Effective Date, $100 million.

Revolving Line of Credit Commitment shall mean, for each Lender, the amount of the commitment for such Lender to make Revolving Loans pursuant to the terms and conditions of this Financing Agreement as set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 13.4(b) or any other applicable provision of this Financing Agreement.

Revolving Line of Credit Increase shall mean the meaning ascribed to such term in Section 3.1(b) of this Financing Agreement.

Revolving Line of Credit Increase Effective Date shall mean the date on which the Revolving Line of Credit Increase shall become effective pursuant to Section 3.1(b) of this Financing Agreement.

Revolving Line of Credit Increase Notice shall mean a written notice from the Funds Administrator, on behalf of the Companies, to the Agent that the Companies have elected the Revolving Line of Credit Increase, which shall be in the form of Exhibit E attached hereto.

Revolving Loan Account shall mean the account on the Agent’s books, in the name of the Funds Administrator on behalf of the Companies, in which the Companies will be charged with all Obligations when due or incurred by the Agent or any Lender.

Revolving Loans shall mean the loans and advances made from time to time to or for the account of the Companies by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.

Royalty Trade Accounts Receivables shall mean those Trade Accounts Receivable of the Companies arising from the licensing by the Companies of any Trademarks owned by the Companies.

Settlement Date shall mean the Friday of each week (or if any Friday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that the Agent, in its discretion, may at any time require that the Settlement Date occur more frequently (even daily) so long as such Settlement Date is a Business Day on which each Lender is open for business.

Subordinated Debt shall mean all indebtedness of the Companies and their respective Subsidiaries (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

Subordination Agreement shall mean (a) an agreement (in form and substance reasonably satisfactory to the Agent) among one or more of the Companies, a subordinating creditor and the Agent, on behalf of the Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

Subsidiary shall mean, with respect to any person or entity, any corporation or other entity of which at least 50% of the outstanding Voting Stock is at the time directly or indirectly owned or controlled by such person or entity or by one or more of any entities directly or indirectly owned or controlled by such person or entity.  For the purposes of this definition, “control” of a person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity (whether by ownership of Capital Stock, by contract or otherwise).

Tangible Net Worth shall mean, at any date, a sum equal to: (a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of the Companies and their Subsidiaries would be shown on a consolidated balance sheet at such date in accordance with GAAP, minus (b) the amount at which the liabilities of the Companies and their Subsidiaries (other than Capital Stock and surplus) would be shown on such consolidated balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.  For purposes of determining Tangible Net Worth, all contingent and unmatured reimbursement obligations of the Companies with respect to outstanding Letters of Credit and Letter of Credit Guaranties shall not be deemed to be contingent or potential liabilities and therefore not included in the determination of Tangible Net Worth pursuant to the foregoing clause (b).

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Companies with respect to their business, operations, Collateral or otherwise.

Term Loan shall mean the term loan in the principal amount of $25.0 million made by the Lenders to the Companies on the Closing Date on the terms and conditions set forth in Section 4.2 of this Financing Agreement.

Term Loan Commitment shall mean, for each Lender, the amount of the commitment for such Lender to advance to the Companies its Pro Rata Percentage of the Term Loan pursuant to the terms and conditions of this Financing Agreement as set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section13.4(b) or any other applicable provision of this Financing Agreement.

Term Loan Reserve shall mean a reserve to be established by the Agent, in the amount set forth in the next sentence, if the Trademark Collateral Value, as reflected by the most recently obtained Trademark Appraisal, is less than the outstanding principal balance of the Term Loan.  The Term Loan Reserve, if established, shall initially be in the amount by which such Trademark Collateral Value is less than the outstanding principal balance of the Term Loan and shall thereafter reduce on a dollar for dollar basis as and when the outstanding principal balance of the Term Loan is reduced.

Termination Date shall mean the date occurring five (5) years from the Closing Date and the same date in every year thereafter, unless such date is not a Business Day, in which case the Termination Date shall mean the Business Day immediately preceding such date.

Testing Period shall mean a Current Four Quarters Trailing Period, a Trailing Four Quarters Testing Period or a Twelve Months Testing Period, or any or all of them, as the context may require.

Trade Accounts Receivable shall mean that portion of each Company’s Accounts which arises from the sale of Inventory, the rendition of services or the licensing of Trademarks, in each case in the ordinary course of such Company’s business.

Trademarks shall mean all of the Companies’ present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Trademark Appraisal shall mean an appraisal of Under Armour’s registered United States Trademarks upon which the Agent shall have a first priority perfected security interest pursuant to the Loan Documents, which shall be completed and delivered to the Agent by the Trademark Appraiser.

Trademark Appraiser shall mean either Buxbaum Group, Houlihan Lokey Howard & Zukin or Gordon Brothers Group, as selected by the Agent and, if no Default or Event of Default exists, approved by the Funds Administrator (which approval shall not be unreasonably withheld or delayed).

Trademark Collateral Value shall mean eighty percent (80%) of the distressed sale value of Under Armour’s registered United States Trademarks upon which the Agent shall have a first priority perfected security interest, and shall specifically exclude those Trademarks transferred to a Foreign Subsidiary of the Companies as permitted by Section 7.4(c)(i)(2) of this Financing Agreement.

Trailing Four Quarters Testing Period shall mean, for the purposes of testing compliance with each of the financial covenants set forth in Section 7.3 hereof if a Net Availability Shortfall occurs, the period of four (4) consecutive fiscal quarters ending immediately before the quarter in which such Net Availability Shortfall occurs.

Twelve Months Testing Period shall mean, for the purposes of testing compliance with each of the financial covenants set forth in Section 7.3 hereof if a Net Availability Shortfall occurs and the Companies fail to comply with any of the financial covenants for the Trailing Four Quarters Testing Period, the period of twelve (12) months ending immediately before the month in which such Net Availability Shortfall occurs.

Type shall mean the type of Loan, which shall either be a LIBOR Rate Loan or a Chase Bank Rate Loan.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

Under Armour Canada shall mean Under Armour Canada, Inc., a corporation organized under the laws of Canada and a wholly owned First-Tier Subsidiary of Under Armour.

Voting Stock shall mean, with respect to any person or entity, Capital Stock of such person or entity of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or persons performing similar functions) of such person or entity.

Waiver Agreement shall mean an agreement from the landlord of premises where any of the Collateral is to be located, or from any warehousemen, bailee or third party processor who may have possession of any Collateral, in form and substance reasonably acceptable to the Agent, in which such landlord, warehousemen, bailee or third party processor (a) waives in favor of the Agent any liens and security interests such landlord, warehousemen, bailee or third party processor may have in the Collateral, (b) agrees to provide the Agent with access to the premises where the Collateral is located and the right to repossess or take possession of the Collateral at any time free of any lien, charge or claim of such landlord, warehousemen, bailee or third party processor, (c) agrees not to hinder the Agent’s actions in exercising its rights and remedies against the Collateral, and (d) grants to the Agent such other assurances as may be reasonably requested by the Agent.

SECTION 2.   Conditions Precedent.

2.1          Conditions Precedent to Initial Funding.  The obligation of the Agent and the Lenders to make the Term Loan and the initial Revolving Loan and to assist the Companies in obtaining initial Letters of Credit hereunder, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, is subject to the satisfaction or waiver in writing by the Agent and the Lenders of the following conditions precedent:

(a)           Lien Searches.  The Agent shall have received tax lien, judgment lien and UCC searches from all jurisdictions reasonably required by the Agent, and such searches shall verify that the Agent, for the benefit of the Lenders, has a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(b)           Casualty Insurance.  Each Company shall have delivered to the Agent evidence satisfactory to the Agent that all Required Insurance is in full force and effect, and the Agent shall have confirmed that the Agent, for the benefit of the Lenders, has been named as a loss payee or additional insured with respect to the Required Insurance in a manner reasonably satisfactory to the Agent.

(c)           UCC Filings.  All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority perfected security interest in all Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required.   The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(d)           Resolutions.  The Agent shall have received: a copy of the resolutions of the Board of Directors of each Company authorizing the execution, delivery and performance of the Loan Documents to be executed by each Company, certified by the Secretary or Assistant Secretary of each Company as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of each Company.

(e)           Organizational Documents.  The Agent shall have received: a copy of the Certificate or Articles of Incorporation of each Company, certified by the applicable authority in each Company’s State of incorporation, and copies of the by-laws (as amended through the date hereof) of each Company, certified by the respective Secretary or an Assistant Secretary thereof.

(f)            Officer’s Certificate.  The Agent shall have received an executed Officer’s Certificate of each Company, satisfactory in form and substance to the Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) each Company is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(g)           Disbursement Authorizations.  The Companies shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of each Company for the Term Loan and the initial Revolving Loan and subsequent Revolving Loans to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

(h)           Net Availability.  The Agent shall be satisfied that after giving effect to the Term Loan and the initial Revolving Loan and other extensions of credit to be made at closing, the Companies shall have opening Net Availability of not less than $25.0 million, with expenses, trade payables and other liabilities being paid in the ordinary course of business and not being delinquent for more than ten (10) days.

(i)            Agent Lockbox.  The Agent and the Companies shall have entered into the Agent Lockbox Agreement.

(j)            Opinions.  Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with the Agent, counsel for the Companies shall have delivered to the Agent, on behalf of the Lenders, opinion(s) satisfactory to the Agent and its counsel opining, inter alia, that (i) each Company is in existence and in good standing under its respective jurisdiction of incorporation or formation, (ii) each Loan Document to which each Company is a party is valid, binding and enforceable in accordance with its terms, as applicable, (iii) the execution, delivery and performance by each Company of the Loan Documents to which such Company is a party are (x) duly authorized, (y) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of such Company, and (z) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract which is identified in such opinion or a certificate attached to such opinion; (iv) the liens and security interests granted by each Company to the Agent for the benefit of the Lenders under this Financing Agreement and the other Loan Documents are valid and perfected; and (v) such other matters as the Agent or its counsel may reasonably request.

(k)           Legal Restraints/Litigation.  As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Company, any Subsidiary of any Company or any of their assets, which, if adversely determined, can reasonably be expected to have a Material Adverse Effect.

(l)            Additional Documents.  The Companies shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.

(m)          Promissory Notes.  If the Required Lenders elect to evidence their Revolving Line of Credit Commitments with Promissory Notes, each Company shall have executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit B; and if the Required Lenders elect to evidence their Term Loan Commitments with Promissory Notes, each Company shall have executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit C.

(n)           Pledge Agreements.  Each Company shall have executed and delivered to the Agent, for the benefit of the Lenders, a Pledge Agreement covering all Capital Stock in such Company’s Subsidiaries that is included within the defined term “Investment Property” and therefore Collateral under the terms of this Financing Agreement.

(o)           Financial Statements; Projections.  The Agent shall have received (i) interim financial statements of the Companies and its respective Subsidiaries, on a consolidated basis, for the monthly period ending closest to the Closing Date, (ii) internally prepared projections on a monthly basis for the remainder of fiscal year 2005, on a quarterly basis for fiscal year 2006, and on an annual basis for fiscal years 2007-2009, and (iii) such other financial information with respect to the Companies and each of its respective Subsidiaries as the Agent may reasonably require.

(p)           Material Adverse Change.  Since April 30, 2005, there shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or liabilities of the Companies and their Subsidiaries taken as a whole.

(q)           Material Adverse Change in Commercial Finance Loan Market.  Since the date of the Commitment Letter, there shall have occurred no material adverse change or material disruption in the market for commercial finance loans similar to the Line of Credit provided for herein which could reasonably be expected to have a material adverse effect on the Line of Credit or the syndication thereof.

(r)           Commitment Letter.  Each Company shall have fully complied with all of the terms and conditions of the Commitment Letter.

Upon the execution of this Financing Agreement and the initial disbursement of the Term Loan and the initial Revolving Loan hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Companies and the Agent shall otherwise agree in a separate writing.

SECTION 3.   Revolving Loans and Collections

3.1          Funding Conditions and Procedures.

(a)           Amounts and Requests.    Subject to the terms and conditions of this Financing Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to the Funds Administrator on behalf of each Company on a revolving basis (i.e. subject to the limitations set forth herein, each Company, through the Funds Administrator, may borrow, repay and re-borrow Revolving Loans). In no event shall the Agent or any Lender have an obligation to make a Revolving Loan to any

Company, nor shall the Funds Administrator or any Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the amount of the Revolving Line of Credit then in effect, or (iii) the amount of such Revolving Loan would exceed the Net Availability of the Companies on the date of the request therefor or the funding thereof.  Any request for a Revolving Loan must be received from the Funds Administrator by an authorized representative of the Agent no later than 11:00 a.m., eastern time, on the Business Day on which such Revolving Loan is required.

(b)           Amount of Revolving Line of Credit.  The amount of the Revolving Line of Credit shall, on the Closing Date, be in the amount of $75 million.  The Companies, at their option exercisable by the giving by the Funds Administrator of a Revolving Line of Credit Increase Notice to the Agent, shall have the right at any time before the Termination Date to increase the amount of the Revolving Line of Credit from $75 million to $100 million (such increase, the “Revolving Line of Credit Increase”), to become effective upon the date set forth in the Revolving Line of Credit Increase Notice (but in no event earlier than ten (10) Business Days after the Agent’s receipt thereof), provided, however, that no requested Revolving Line of Credit Increase shall become effective until such time as each of the following conditions are first satisfied: (i) no Default or Event of Default shall exist immediately before, or immediately after giving effect to, the Revolving Line of Credit Increase, (ii) the Companies shall have paid to the Agent for the ratable benefit of the Lenders the “Additional Facility Fee” as defined in the Agent Fee Agreement based on the amount of the Revolving Line of Credit Increase, (iii) immediately before, and without giving effect to, the Revolving Line of Credit Increase, the Companies are in compliance with all of the financial covenants set forth in Section 7.3 of this Financing Agreement (irrespective of whether, pursuant to the preamble of such Section 7.3, such financial covenants are then being tested), and (iv) if requested by the Required Lenders, each Company shall have executed and delivered to each Lender an amended and restated Promissory Note, substantially in the form of Exhibit B to this Financing Agreement in the amount of each Lender’s Pro Rata Percentage of its Revolving Line of Credit Commitment, as so increased.  Upon receipt of the Revolving Line of Credit Increase Notice from the Funds Administrator, the Agent shall promptly send a copy thereof to each Lender.

(c)           Phone and Electronic Loan Requests.  The Companies hereby authorize the Agent and the Lenders to make Revolving Loans to the Funds Administrator based upon a telephonic or e-mail request (or, if permitted by the Agent, based upon a request posted on CIT’s System) made by any officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, as reflected by the Agent’s records.  Each telephonic, e-mail or posted request by the Funds Administrator shall be irrevocable, and the Funds Administrator agrees to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent’s request for such confirmation.  The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, without further investigation.

(d)           Advances by the Agent.  The Agent, on behalf of the Lenders, shall disburse all Revolving Loans and other advances to the Funds Administrator and shall handle all collections of Collateral and repayment of all Obligations.  It is understood that for purposes of advances to the Funds Administrator and for purposes of this Section 3.1, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

(e)           Settlement Among Lenders.

(i)            Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Funds Administrator that such Lender will not make the amount which would constitute its Pro Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Funds Administrator a corresponding amount.  A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.  If such Lender’s Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover from the Companies, on demand, such Lender’s Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Section 13.3 hereof.  Nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

(ii)           On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have advanced their respective Pro Rata Percentages of all outstanding Revolving Loans and the Term Loan.  Each Lender’s obligation to make the Revolving Loans referred to in Section 3.1(a) and to make the settlements pursuant to this Section 3.1(e) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Companies may have against the Agent, the other Companies, any other Lender or any other person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of the Companies, or any of them, (y) any breach of this Financing Agreement or any other Loan Document by the Companies, or any of them, or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)            Reaffirmation of Representations and Warranties.  Except for the representations and warranties set forth in Sections 6.6, 6.7, 6.8, and 7.1, all of the representations and warranties made by the Companies in this Financing Agreement shall be deemed to be remade by the Companies each time that the Funds Administrator requests a Revolving Loan or a Letter of Credit under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Companies that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.

(g)           Funds Administrator Appointment.  Each Company hereby irrevocably appoints the Funds Administrator, as the agent for such Company on its behalf, to (i) request Revolving Loans from the Lenders, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Funds Administrator or the Companies are permitted or required to take under this Financing Agreement.

3.2          Handling of Proceeds of Collateral; Cash Dominion.

(a)           Collection of Accounts and Other Proceeds.  The Companies, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Companies’ business subject to the terms hereof.  The Companies agree to direct their account debtors to send payments on all Accounts directly to the Agent Lockbox or other lockbox associated with a Depository Account, and to include on all of the Companies’ invoices the address of the Agent Lockbox or such other lockbox, as the sole address for remittance of payment. Notwithstanding the foregoing, should any Company ever receive any payment on an Account or other Proceeds of the sale or other disposition of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Company agrees to hold such proceeds in trust for the Agent, for the benefit of the Lenders, separate from such Company’s other property and funds, and to deposit such proceeds directly into a Depository Account as promptly as practicable following receipt, but in no event later than the next Business Day; provided, however, with respect to credit card receipts due from American Express, until the Agent requires that all sums due to the Companies from American Express be deposited directly to a Depository Account or the Agent’s Bank Account pursuant to Section 3.2(f) of this Financing Agreement, the Companies shall deposit such credit card receipts directly into a Depository Account no later than the end of the week in which such payment is received or as more frequently as the Agent shall require.

(b)           Transfer of Funds from Depository Account.   Funds remaining on deposit in a Depository Account shall be transferred as follows:  (i) if and for so long as Net Availability is less than $30 million, or an Event of Default exists, such funds shall be transferred to the Agent’s Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement; and (ii) if and for so long as Net Availability is more than $30 million, and no Event of Default exists, such funds shall be transferred to an account of the Companies as the Funds Administrator shall direct in accordance with the terms and provisions of the applicable Depository Account Control Agreement.  The Agent and the Companies agree to take all actions reasonably necessary or requested by the other party or by any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner.

(c)           Transfer of Funds from Agent Lockbox.  All items of payment constituting Proceeds of Collateral which are received by the Agent in the Agent Lockbox shall be applied to the Obligations in accordance with Section 3.5 hereof.

(d)           Receipt of Funds by the Agent.  Subject to charges for Collection Days, all items received from a Depository Account or in the Agent Lockbox and deposited into the Agent’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving

Loan Account on the date of deposit in the Agent’s Bank Account.  No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(e)           New Depository Accounts.  Each Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, the Agent, such Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account.  Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

(f)            Credit Card Receipts.  Each Company agrees, promptly upon the Agent’s request, to direct all credit card processors handling proceeds of sale of such Company’s Inventory to transfer all funds due to such Company pursuant to such arrangement directly to a Depository Account or to the Agent’s Bank Account.  Promptly after the establishment of any credit card processing or depository relationship, the Companies agree to notify the Agent in writing of the establishment of such relationship and, promptly upon the Agent’s request, shall cause the credit card processor to execute and deliver to the Agent an agreement in form and substance satisfactory to the Agent, pursuant to which the credit card processor agrees to deposit all sums due to the Companies (or any of them) pursuant to such arrangement directly to a Depository Account or the Agent’s Bank Account.

(g)           Effective Date with Respect to Retail Operations.  The provisions of this Section 3.2 shall not become effective with respect to the Proceeds of Collateral arising from the operations of the Companies’ retail stores until sixty (60) days from the Closing Date.

3.3          Collective Borrowing Arrangement; Revolving Loan Account.

(a)           Collective Borrowing Arrangement.   The Companies have informed the Agent that: (i) in order to increase the efficiency and productivity of each Company, the Funds Administrator has established a centralized cash management system for the Companies that entails, in part, central disbursement and operating accounts in which the Funds Administrator provides the working capital needs of each of the other Companies and manages and timely pays the accounts payable of each of the other Companies; (ii) the Funds Administrator further enhances the operating efficiencies of the other Companies by purchasing, or causing to be purchased, in the Funds Administrator’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Companies, resulting in a reduction in operating costs of the other Companies; and (iii) all of the Companies presently engage in an integrated operation that requires financing on an integrated basis, and each Company expects to benefit from the continued successful performance of such integrated operations.  Therefore, in order to best utilize the borrowing powers of the Companies in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Company and the existing back-office practices of the Companies, each Company has requested that all Revolving Loans, the Term Loan and other advances be disbursed solely upon the request of the Funds Administrator and to bank accounts managed solely by the Funds Administrator, it being the intent and desire of the Companies that the Funds Administrator manage for the benefit of each Company the expenditure and usage of such funds.

(b)           Revolving Loan Account.  The Agent shall charge the Revolving Loan Account for all Revolving Loans and other advances made by the Agent and the Lenders to the Funds Administrator, or otherwise for any Company’s account, principal payments on the Term Loan when due, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder.   Subject to the provisions of Section 3.5 below, the Agent will credit the Revolving Loan Account with all amounts received by the Agent from each Depository Account or from others for each Company’s account, including, as set forth above, all amounts received by the Agent in payment of Accounts, or deposited by the Agent for the account of the Companies in the Agent’s Bank Account, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein.  In no event shall prior recourse to any Account or other security granted to or by the Companies be a prerequisite to the Agent’s or the Lenders’ rights to demand payment of any of the Obligations.  In addition, the Companies agree that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Company’s contracts or obligations relating to the Accounts.

3.4          Repayment of Overadvances.   If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable unless the Agent (as permitted hereunder) or the Lenders otherwise agree in writing.  Should the Agent or the Lenders for any reason honor requests for Overadvances, such Overadvances shall be made in the Agent’s or the Lenders’ sole discretion and subject to any additional terms the Agent or the Lenders deem necessary.

3.5          Application of Proceeds of Collateral.

(a)           Generally.  Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply (i) all Proceeds of Trade Accounts Receivable and Inventory to the Revolving Loan Account, (ii) all Proceeds of all other Collateral, to the last maturing installments of principal of the Term Loan until fully repaid, and (iii) any other payment received by the Agent with respect to the Obligations, in such order and manner as the Agent shall elect in the exercise of its reasonable discretion.

(b)           Application of Proceeds During an Event of Default.  If an Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Section 10.4 hereof.

3.6          Monthly Statement.   After the end of each month, the Agent agrees to prepare and make available to the Companies (by mail, facsimile, e-mail or posting to CIT’s System, as mutually agreed to by the Funds Administrator and the Agent) and the Lenders, a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders, the Funds Administrator and each Company during that month.   Absent manifest error, each monthly statement shall be deemed correct and binding upon each Company, the Funds Administrator and the Lenders, and shall constitute accounts stated between the Companies and the

Funds Administrator on one hand, and the Lenders and the Agent on the other hand, as the case may be, unless the Agent receives a written statement of exception from the Companies, the Funds Administrator or any Lender within sixty (60) days of the date of such monthly statement.

3.7          Access to CIT’s System.   The Agent shall provide to the Funds Administrator access to CIT’s System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by the Agent, making requests for Revolving Loans and submitting borrowing base certificates.  Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT’s System:

(a)           The Agent shall provide to the Funds Administrator an initial password for secured access to CIT’s System.  The Funds Administrator shall provide the Agent with a list of officers and employees that are authorized from time to time to access CIT’s System, and the Funds Administrator agrees to limit access to the password and CIT’s System to such authorized officers and employees.  After the initial access, the Funds Administrator shall be solely responsible for (i) changing and maintaining the integrity of the Funds Administrator’s password and (ii) any unauthorized use of the Funds Administrator’s password or CIT’s System by any Company’s officers and employees.

(b)           The Companies shall use CIT’s System and the Companies’ information thereon solely for the purposes permitted above, and shall not access CIT’s System for the benefit of third parties or provide any information obtained from CIT’s System to third parties.  The Agent makes no representation that loan balance information is or will be available, accurate, complete, correct or current at all times.  CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Funds Administrator must obtain loan balance, and (if permitted by the Agent) make requests for Revolving Loans and submit borrowing base certificates using other available means.

(c)           The Companies hereby confirm and agree that CIT’s System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation.  CIT’s System and related intellectual property, information and documentation are the sole and exclusive property of the Agent, and the Companies shall have no right, title or interest therein or thereto, except for the limited right to access CIT’s System for the purposes permitted above.  Upon termination of this Financing Agreement or the Commitments of the Lenders hereunder, the Companies agree to cease any use of CIT’s System.

(d)           All agreements, covenants and representations and warranties made by the Funds Administrator in any borrowing base certificate submitted to the Agent by means of CIT’s System are incorporated herein by reference and shall be deemed to be made by each Company.

SECTION 4.   Term Loan.

4.1          Promissory Notes Evidencing Term Loan.   If the Required Lenders elect to evidence the Term Loan with Promissory Notes, the Companies agree to execute and deliver to each Lender a Promissory Note to evidence the Pro Rata Percentage of the Term Loan to be made to the

Companies by such Lender.

4.2          Funding of Term Loan.  Upon the satisfaction of the conditions set forth in Section 2.1, each of the Lenders (severally and not jointly) agrees to advance to the Companies such Lender’s Pro Rata Percentage of the Term Loan.

4.3          Repayment of Principal of the Term Loan.  If, on January 31, 2006, all or any part of the Term Loan remains unpaid, (a) the remaining unpaid principal balance shall be repaid in equal quarterly installments, commencing March 31, 2006, based on a seven (7) year amortization with the remaining principal balance being due and payable in full on March 31, 2009, and (b) no later than March 31, 2006, the Companies shall deliver to the Agent the Trademark Appraisal and the Term Loan Reserve shall be established if required.

4.4          Mandatory Prepayments of the Term Loan.  In addition to the payments on the Term Loan set forth in Section 4.3 hereof, if the Companies receive any Net Proceeds, the Companies shall pay to the Agent, for the ratable benefit of the Lenders, no later than five (5) Business Days after receipt thereof, as a mandatory prepayment of the principal of the Term Loan, in each case without the payment of any prepayment premium or penalty, a sum equal to one hundred percent (100%) of such Net Proceeds; provided, however, if no Default or Event of Default shall exist, the first $12.0 million of Net Issuance Proceeds may be used by Under Armour, instead of making a mandatory prepayment of the Term Loan pursuant to this Section 4.4, to make a Permitted Distribution of the kind described in clause (b) of the definition thereof.

4.5          Optional Prepayments of the Term Loan.   The Companies, at their option, may prepay the Term Loan at any time, in whole or in part, in each case without the payment of any prepayment premium or penalty, provided that on the date of such prepayment, there shall be due and payable accrued interest on the principal so prepaid to the date of such prepayment.

4.6          Provisions Regarding the Term Loan.

(a)           Repayment Upon Termination. In the event this Financing Agreement or the Commitments of the Lenders hereunder are terminated by either the Agent, the Required Lenders or the Companies for any reason whatsoever, the Term Loan, together with all accrued interest thereon, shall be due and payable in full on the effective date of such termination, notwithstanding any other provision of this Financing Agreement or the Promissory Notes to the contrary.

(b)           Application of Prepayments.  Except as the Required Lenders and the Companies shall otherwise agree in a separate writing, each prepayment of the Term Loan (whether voluntary or mandatory) shall be applied to the last maturing installments of principal of the Term Loan until fully repaid.

(c)           No Reborrowing.  To the extent repaid, the principal amount of the Term Loan may not be reborrowed under this Section 4.

(d)           Authority to Charge Revolving Loan Account.  The Companies hereby authorize the Agent, without notice to the Companies, to charge the Revolving Loan Account with all payments due under this Section 4 as such amounts become due.  The Companies confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at the Agent’s discretion.

SECTION 5.   Letters of Credit.

In order to assist the Companies (or any of them) in establishing or opening Letters of Credit with an Issuing Bank, the Companies have requested that the Lenders (acting through the Agent) join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending the Lenders’ credit to the Companies, and the Agent and the Lenders have agreed to do so.  These arrangements shall be handled by the Agent subject to satisfaction of the conditions set forth in Section 2.1 hereof and the terms and conditions set forth below.

5.1          Assistance and Purpose.   Within the Revolving Line of Credit and subject to sufficient Net Availability, the Lenders (acting through the Agent) shall assist the Companies in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line.  The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Funds Administrator, provided that the Companies shall not request a Letter of Credit to support the purchase of domestic Inventory or to secure present or future indebtedness owed to suppliers of domestic Inventory.  Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, the Agent’s and the Lenders’ assistance in connection with any Letter of Credit shall be in the discretion of the Required Lenders.

5.2          Authority to Charge Revolving Loan Account.   The Companies hereby authorize the Agent, without notice to the Companies, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by the Agent or the Lenders under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as and when such indebtedness, liabilities and obligations is paid by the Agent or the Lenders, or, if earlier, upon the occurrence of an Event of Default.  Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement.  The Companies confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at the Agent’s discretion.

5.3          Indemnity Relating to Letters of Credit.   Each Company jointly and severally unconditionally indemnifies the Agent and the Lenders, and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company’s account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent with respect to a Letter of Credit Guaranty.  This indemnity shall survive the termination of this Financing Agreement and the Commitments of the Lenders hereunder and the repayment of the Obligations.

5.4          Compliance of Goods, Documents and Shipments with Agreed Terms.   The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any Company.

5.5          Handling of Goods, Documents and Shipments.   The Companies agree that any action taken by the Agent, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on each Company and shall not result in any liability whatsoever of the Agent to the Companies.  The Agent shall have the full right and authority, on behalf of the Lenders, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airway guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit.  An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, without any notice to or any consent from the Companies or the Funds Administrator.  Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Companies’ or the Funds Administrator’s instructions with respect thereto), the Agent may exercise its rights under this Section 5.5 in its sole but reasonable discretion.  In addition, each Company and the Funds Administrator agree, unless consented to by the Agent in writing, not to: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6          Compliance with Laws; Payment of Levies and Taxes.   The Companies agree that

(a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with in all material respects, and (c) any certificate in that regard that the Agent may at any time reasonably request will be promptly furnished to the Agent.  In connection herewith, the Companies represent and warrant to the Agent and the Lenders that, to the best of its knowledge, all shipments made under any Letter of Credit are and will be in compliance in all material respects with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.  The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral.  Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies’ risk, liability and responsibility.

5.7          Subrogation Rights.   Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, the Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Companies, or any of them, to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent, for the benefit of the Lenders, and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6.   Collateral

6.1          Grant of Security Interest.   (a) As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Collateral in which such Company has rights.

(b)            Extent of Security Interests.  The security interests granted hereunder shall extend and attach to:

(i)             all Collateral which is presently in existence or hereafter acquired and which is owned by any Company or in which any Company has any interest, whether held by such Company or by others for such Company’s account, and wherever located, and, if any Collateral is Equipment, whether such Company’s interest in such Equipment is as owner, lessee or conditional vendee;

(ii)            all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(iii)           all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Companies from the Companies’ customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Companies, or to the sale, promotion or shipment thereof.

6.2          Representations, Covenants and Agreements Regarding Collateral Generally.

(a)           Representations and Warranties.  The Companies represent and warrant to the Agent and the Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected and first priority security interest in all personal property of the Companies as to which perfection may be achieved by filing, (ii) the Agent’s security interests in the Collateral constitute, and will at all times constitute, first priority liens on the Collateral, and (iii) each Company is, or will be at the time additional Collateral is acquired by such Company, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

(b)           Covenants.    The Companies, at their expense, agree to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

6.3          Representations Regarding Accounts and Inventory.   The Companies represent and warrant to the Agent and the Lenders that:

(a)           each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Companies in the ordinary course of their business;

(b)           the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of the Companies and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;

(c)           the invoices evidencing such Trade Accounts Receivable are in the name of the Companies;

(d)           the customers of the Companies have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Companies are required to notify, and have so notified, the Agent pursuant to Section 7.2(g) hereof;  and

(e)           the Companies’ Inventory is marketable in the ordinary course of the Companies’ businesses, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

6.4          Covenants and Agreements Regarding Accounts and Inventory.

(a)           Each Company confirms to the Agent and the Lenders that all Taxes and fees relating to such Company’s business, such Company’s sales, and the Accounts or Inventory relating thereto, are such Company’s sole responsibility, and that same will be paid by such Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represents a lien on or claim against the Accounts, other than a Permitted Tax Lien.

(b)           Each Company agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise).

(c)           Each Company agrees to maintain such books and records regarding Accounts and Inventory as the Agent reasonably may require and agrees that the books and records of such Company will reflect the Agent’s interest in the Accounts and Inventory.  In support of the continuing assignment and security interest of the Agent in the Accounts and Inventory, the Companies agree to deliver to the Agent all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement.  The Companies’ failure to maintain their books in the manner provided herein or to deliver to the Agent any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent in the Accounts and Inventory.

(d)           Each Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to the Agent copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

(e)            Each Company agrees to safeguard, protect and hold all Inventory for the account of the Agent, on behalf of the Lenders, and to make no sale or other disposition thereof except in the ordinary course of such Company’s business, on open account and on commercially reasonable terms consistent with such Company’s past practices.  Notwithstanding the ordinary course of any Company’s business or any Company’s past practices, each Company agrees not to sell Inventory on a consignment basis, nor retain any lien on or security interest in any Inventory sold.  As to any sale or other disposition of Inventory, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.  Each Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

6.5          Covenants and Agreements Regarding Equipment.

(a)           Maintenance of Equipment.  Each Company agrees to (i) maintain the Equipment, taken as a whole, in as good and substantial repair and condition as the Equipment owned by such Company is now maintained (or at the time that the Agent’s security interest may attach to such Equipment), reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where reasonably necessary, and (iii) safeguard, protect and hold all Equipment owned by such Company in accordance with the terms hereof and subject to the Agent’s security interest.  The Equipment will only be used by the Companies in the operation of their respective businesses and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.

(b)           Sales of Equipment.  The Companies and their Subsidiaries may sell obsolete Equipment or surplus Equipment from time to time in the ordinary course of business, provided that in each instance (i) no Default or Event of Default shall have occurred and remain outstanding at the time of such sale; and (ii) in the case of sales by the Companies, all of the Net Proceeds of such sales are either (x) no later than 90 days after such sale, used to purchase replacement Equipment that the Companies determine in their reasonable business judgment to have a value at least equal to the Equipment sold or (y) if not specifically identified for use by the Companies and so used pursuant to the foregoing clause (x), promptly paid by the Companies to the Agent, for application against the Term Loan in the manner provided in Section 4.6(b) hereof (and if the Term Loan has been fully repaid, for application to other Obligations in such manner and in such order as the Required Lenders may elect in the exercise of their reasonable discretion).    Pending the use by the Companies of the Proceeds as herein authorized, such Proceeds shall not be commingled with the Companies’ other property, but shall be segregated and held by the Companies in trust for the Agent, for the benefit of the Lenders.

6.6          General Intangibles.   Each Company represents and warrants to the Agent and the Lenders that, as of the date hereof, and to its knowledge, such Company possesses all General Intangibles reasonably necessary to conduct its business as presently conducted.  Each Company agrees to maintain such Company’s rights in, and the value taken as a whole, of its General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights (except as such would otherwise expire, be abandoned or permitted to lapse, in each case in the ordinary course of business).  The Companies shall provide the Agent with adequate notice of the acquisition of any additional registered or issued, or applications to register or issue, Patents, Trademarks and Copyrights so that the Agent may, for the benefit of the Lenders and to the extent permitted under the documentation granting such rights or applicable law, perfect the Agent’s security interest in such rights in a timely manner.

6.7          Commercial Tort Claims.    Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company has no interest in any commercial tort claim.  If any Company at any time acquires a commercial tort claim in an amount in excess of $100,000, such Company agrees to promptly notify the Agent in writing of the details thereof, and , if requested by the Agent, such Company shall grant to the Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.

6.8          Letter of Credit Rights.  Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company is not the beneficiary of any letter of credit having an undrawn amount in excess of $100,000.  If any Company becomes a beneficiary under any letter of credit having an undrawn amount in excess of $100,000, such Company agrees to promptly notify the Agent, and upon request by the Agent, such Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

6.9          Real Estate.    Upon the request of the Agent, each Company agrees to execute and deliver to the Agent from time to time, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to the Agent on any Real Estate acquired by such Company after the date hereof as the Agent shall reasonably require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.

6.10        Reference to Other Loan Documents.   Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents.

6.11        Credit Balances; Additional Collateral.

(a)           The rights and security interests granted to the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations.  Any reserves or balances to the credit of the Companies (in the Revolving Loan Account or otherwise), and any other property or assets of the Companies (or any of them) in the possession of the Agent or any Lender, may be held by the Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement.  The liens and security interests granted to the Agent, for the benefit of the Lenders, herein and any other lien or security interest which the Agent or the Lenders may have in any other assets of the Companies secure payment and performance of all present and future Obligations.

(b)           Notwithstanding the Agent’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Agent’s or the Lenders’ rights under this Financing Agreement.

6.12        Release of Trademarks.  Upon payment in full of the Term Loan, provided no Default or Event of Default then exists, the Agent shall release, at the sole expense of the Companies, its lien in all of the Trademarks of the Companies, whereupon such Trademarks shall no longer constitute Collateral under this Financing Agreement.

SECTION 7.   Representations, Warranties and Covenants

7.1          Representations and Warranties.   The Companies represent and warrant to the Agent and the Lenders that as of the date hereof:

(a)           Financial Condition.  (i) The amount of each Company’s assets, at fair valuation, exceeds the book value of such Company’s liabilities, (ii) each Company is generally able to pay its debts as they become due and payable, and (iii) each Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances.  The audited financial statements of Under Armour and its Subsidiaries as of the fiscal year ended December 31, 2004 and for the period then ending, and the unaudited financial statements of Under Armour and its Subsidiaries as of July 30, 2005 and for the period then ending, present fairly, in all material respects, the financial condition of United Armour and its Subsidiaries as of the date of such financial statements, subject, in the case of the July 30, 2005 financial statements, to normal year-end adjustments.

(b)           Organization Matters; Collateral Locations.  Schedule 7.1(b) attached hereto correctly and completely sets forth (w) each Companies’ exact name, as currently reflected by the records of each Companies’ State of incorporation or formation, (x) each Companies’ State of incorporation or formation, (y) each Companies’ federal employer identification number and State organization identification number (if any), and (z) the address of each Companies’ chief executive office and all locations of Collateral.

(c)           Power and Authority; Conflicts; Enforceability; Consents.

(i)            Each Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which such Company is a party, and to perform all of such Company’s obligations thereunder.

(ii)           The execution and delivery by each of this Financing Agreement and the other Loan Documents to which such Company is a party, and the performance of such Company’s obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of such Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of such Company (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause such Company to be in default under, any law, rule, regulation, order, judgment or award applicable to such Company or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Company a signatory or by which such Company or such Company’s assets are bound or affected, except, in the case of the foregoing clauses (y) and (z), where the effect of any such violation would not reasonably be expected to have a Material Adverse Effect.

(iii)          This Financing Agreement and the other Loan Documents to which the Companies (or any of them) are parties constitute legal valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(iv)          No authorization, consent, approval, license or exemption (other than such exemptions that exist under applicable law, that are permitted, or that have been obtained) of any person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid delivery or performance by a Company of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the Collateral covered by the Loan Documents, except for (i) such matters relating to performance as would ordinarily be done in the ordinary course of business after the date hereof and (ii) UCC filings or other filings or registrations necessary to perfect the Agent’s liens and security interests in the Collateral.

(d)           Schedules.  Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description in all material respects of the matter or matters covered thereby.

(e)           Compliance with Laws.  Each Company and such Company’s properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect.  Each Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

(f)            Environmental Matters.  Except as set forth on Schedule 7.1(f):

(i)            To the knowledge of the Companies, none of the operations of any Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or such Company’s leased real property.  No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Company, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Company.

(ii)           No Company has any known contingent liability of more than $100,000 with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Company.

(iii)          Each Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of such Company’s business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

(g)           Pending Litigation.  Except as previously disclosed by the Companies to the Agent in writing, there exist no actions, suits or proceedings of any kind by or against any Company pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h)           Title to Assets and Properties.  Each Company has good title to all of its personal property and good and indefeasible title to or a subsisting leasehold interest in, all real estate as reflected as of the date hereof on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein.  All of such assets are being maintained by the appropriate person in good working condition in accordance with industry standards.

(i)            Default.  No Company is in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect on the business, operation, assets, financial condition or Collateral of any Companies or (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect on the business, operation, assets, financial condition or Collateral of the Companies or (iii) under any provision of any material contract to which any Company is a party, which default would reasonably be expected to have a Material Adverse Effect on the business, operation, assets, financial condition or Collateral of the Companies. The Companies will give the Agent written notice of any event or circumstance that may constitute such a default no later than three (3) Business Days after an officer of the Companies obtaining knowledge thereof, and will also provide the Agent promptly after receipt of copies of all material notices received from landlords or other property owners with respect to any business location or operation of the Companies.

(j)            Investment Company.  No Company is an “investment company,” as such term is defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

(k)           Benefit Plans.  The Companies do not maintain or contribute to any Benefit Plan other than those listed on Schedule 7.1(k).  Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. The Companies and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan and no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, has occurred or is reasonably likely to occur, nor do the conditions for imposition of a lien under Section 302(f) of ERISA exist or are they reasonably likely to exist, with respect to any Benefit Plan, and neither the Companies nor any ERISA Affiliate has incurred any liability (other than routine liability for premiums) under Title IV of ERISA with respect to any Benefit Plan.  No event or events have occurred with respect to any Benefit Plan in connection with which the Companies would be subject to any material liability (other than routine liability for premiums, contributions (if required) and benefits), individually or in the aggregate, under ERISA or the Internal Revenue Code.

(l)            Use of Loan Proceeds.  The proceeds of the Term Loan and the initial Revolving Loan made under this Financing Agreement shall be used to refinance the Indebtedness owing under the Existing Financing Agreement and to pay the costs of the closing of the transactions contemplated by this Financing Agreement, and the proceeds of each subsequent Revolving Loan made under this Financing Agreement will be used solely for working capital and general corporate purposes of the Companies and their respective Subsidiaries.  None of the proceeds of the Revolving Loans will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve (herein called “Margin Stock”) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve.  Neither the Companies nor any agent acting on their behalf have taken or will take any action which might cause this Financing Agreement or any other Loan Document to violate Regulations U or X of the Board of Governors of the Federal Reserve or any other regulation of the Board of Governors of the Federal Reserve.

(m)          Insurance.  The Companies maintain insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which their operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation and engaged in the same or similar businesses and similarly situated, but in any event, with respect to all Real Estate and other improvements to real property, Equipment, Inventory and other tangible personal property, in amounts reasonably acceptable to the Agent (the foregoing required insurance being herein called the “Required Insurance”).  Each Company and its respective Subsidiaries maintains formalized self-insurance programs with respect to its respective assets or operations or material risks with respect thereto, as more particularly described on Schedule 7.1(m) attached hereto.

(n)           Indebtedness.  Except as set forth in Schedule 7.1(n) attached hereto, the Companies do not have any outstanding Indebtedness (excluding the Revolving Loans) or material contractually assumed contingent liabilities, in each case other than Permitted Indebtedness.

(o)           Liens in Collateral; Priority.  This Financing Agreement and the other Loan Documents create valid security interests and liens in all of the Collateral described therein in favor of the Agent securing the Obligations and constitute (subject to (i) the filing of UCC financing statements, (ii) delivery of any Collateral after the date hereof as provided herein or any other Loan Document, (iii) the execution of Depository Account Control Agreements with the banks which maintain Depository Accounts and (iv) delivery and recordation of mortgages to obtain liens on any Real Estate) and, except for Permitted Encumbrances, perfected first priority liens and security interests in substantially all of such Collateral described therein subject to no liens other than Permitted Encumbrances

(p)           Anti-Money and Laundering and Terrorism Laws.  Neither the making of the Revolving Loans hereunder (or the extension of any other credit contemplated hereunder) nor any Company’s use of the proceeds thereof will violate any applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act and Executive Order 13224 (issued September 23, 2001)).

7.2          Affirmative Covenants.   Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations, the Companies covenant and agree that, unless otherwise consented to by the Required Lenders in writing, they shall comply with, and shall cause each Subsidiary of each Company, to comply with, each of the following affirmative covenants:

(a)           Maintenance of Financial Records; Inspections.  Each Company and its respective Subsidiaries agrees to maintain books and records pertaining to such Company’s or Subsidiary’s financial matters in such detail, form and scope as is required for the reporting of its financial information in accordance with GAAP (or, in the case of a Foreign Subsidiary, the equivalent thereof in the country where such Foreign Subsidiary maintains its principal headquarters).  Each Company agrees that the Agent, accompanied by any Lender (at such Lender’s expense), and/or any agent designated by the Agent, may enter upon any premises of any Company or any Subsidiary of a Company at any time during normal business hours, and from time to time upon reasonable advance notice, in order to (i) examine and inspect the books and records of any Company and its Subsidiaries, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto.  All costs, fees and expenses incurred by the Agent in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement, but the Companies shall only be obligated to reimburse the Agent for the Out-of-Pocket Expenses incurred in connection with no more than two (2) examinations and inspections conducted during a Contract Year while no Event of Default exists.  All Out-of-Pocket Expenses incurred with any examination or inspection conducted while an Event of Default exits shall not be subject to the foregoing limitation.

(b)           Further Assurances.  Each Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances.  The Agent is hereby authorized to file any financing statements, continuations and amendments covering the Collateral without the Companies’ signatures in accordance with the provisions of the UCC.  The Companies hereby consent to and ratify the filing of any financing statements covering the Collateral by the Agent on or prior to the Closing Date.  The Companies agree to do whatever the Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Agent, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to the Agent’s possession in accordance with the terms hereof and (v) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

(c)           Insurance and Condemnation.

(i)            Required Insurance.  The Companies agree to maintain the Required Insurance.  All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, to be made payable solely to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “secured party” or “lender’s loss payable” clause or endorsement.  Each loss payable endorsement in favor of the Agent shall provide (x) for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation and (y) that the Agent’s right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Companies (or any of them) or any other party.  If an Event of Default shall have occurred and remain outstanding, the Agent, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, shall have the sole right, in the name of the Agent or the Companies (or any of them), to file claims under any insurance policies, to receive, receipt and give acquittances for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(ii)           The Agent’s Purchase of Insurance.  In the event the Companies fail to maintain the Required Insurance, the Agent may purchase insurance at the Companies’ expense to protect the Agent’s interests in the Collateral.  The insurance purchased by the Agent may, but need not, protect the Companies’ interests in the Collateral, and therefor such insurance may not pay any claim which the Companies may make or any claim which is made against the Companies in connection with the Collateral.  The Companies may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that the Companies have the Required Insurance.  If the Agent purchases insurance covering all or any portion of the Collateral, the Companies shall be responsible for the costs of such insurance and any other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs and other charges to the Revolving Loan Account.  The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which the Companies may be able to purchase on their own.  In the event that the Agent purchases insurance, the Agent will notify the Companies of such purchase within five (5) Business Days after the date of such purchase.  If, within thirty (30) days after the date of receipt of such notice, the Companies provide the Agent with proof that the Companies had the Required Insurance as of the date on which the Agent purchased insurance and the Companies have continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account for the amount of all costs and other charges associated with such insurance that the Agent previously charged to the Revolving Loan

Account.

(iii)         Application of Insurance and Condemnation Proceeds.  So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of the Agent’s receipt of any Casualty Proceeds:

(w)          In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, the Agent agrees to apply the Casualty Proceeds first to repay the outstanding Revolving Loans, and then to repay the Term Loan in the manner set forth in Section 4.4(d).

(x)            In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, the Agent agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.

(y)           In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the Companies may elect (by delivering written notice to the Agent within ten (10) Business Days following the Agent’s receipt of such Casualty Proceeds) to replace or repair such item of Equipment. If the Companies elect to replace or repair any item of Equipment, the Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds.  The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment.  Upon the replacement or completion of repair of such item of Equipment, the Agent will eliminate any remaining Availability Reserve established hereunder.

(z)            In the event of any loss or damage to any real property leased by the Companies by condemnation, fire or other casualty, the Companies may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto.  In the event of any loss or damage to any Real Estate owned by the Companies by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as the Companies have sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, the Companies may elect to repair or replace such Real Estate. If the Companies reasonably determine that the Real Estate may be repaired to substantially the same or improved condition of the Real Estate prior to the condemnation, fire or other casualty, or that replacement Real Estate may be obtained, the Companies may elect to repair the Real Estate or replace the Real Estate by delivering written notice to the Agent within thirty (30) days following the Agent’s receipt of such Casualty Proceeds.  The Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds.  If the Companies elect to repair the Real Estate, the Companies shall provide the Agent with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing.  If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, the Companies shall fund such deficiency before the Availability Reserve established hereunder shall be reduced.  The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments are due under the contract(s) for repair.  Upon completion of the repair of the Real Estate (as determined by the Agent in the exercise of its reasonable discretion), the Agent will eliminate any remaining Availability Reserve established hereunder.  On the other hand, if the Companies elect to replace the Real Estate, then this Availability Reserve shall be eliminated at such time as the Companies acquire the replacement Real Estate and shall have granted the Agent, for the benefit of the Lenders, a mortgage lien in the replacement Real Estate as required by Section 6.10 of this Financing Agreement.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of the Agent’s receipt of any Casualty Proceeds, or if the Companies do not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, the Agent may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent may elect in its sole discretion.

(d)           Payment of Taxes.  The Companies agree to pay and cause each of their respective Subsidiaries to pay when due all Taxes lawfully levied, assessed or imposed upon the Companies or their Subsidiaries or the Collateral (including all sales taxes collected by the Companies or their Subsidiaries on behalf of the Companies’ or their Subsidiaries’ customers in connection with sales of Inventory and all payroll taxes collected by the Companies or their Subsidiaries on behalf of the Companies’ or their Subsidiaries’ employees), unless the Companies or their Subsidiaries are contesting such Taxes in good faith, by appropriate proceedings, and are maintaining adequate reserves for such Taxes in accordance with GAAP.  Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Companies shall pay all Taxes secured by such lien immediately and remove such lien of record promptly.  Pending the payment of such Taxes and removal of such lien, the Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as the Agent shall deem appropriate in the exercise of its reasonable discretion) or (ii) pay such Taxes on behalf of the Companies, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

(e)           Compliance With Laws.

(i)            The Companies agree to comply with, and cause each of their respective Subsidiaries to comply with, all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Companies or their Subsidiaries may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Agent determines, in the exercise of its reasonable discretion, will not materially and adversely effect the Agent’s or the Lenders’ rights or priorities in the Collateral.

(ii)           Without limiting the generality of the foregoing, each Company agrees to comply with, and cause each of its respective Subsidiaries to comply with, all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of such Company’s or any such Subsidiary’s real property and operation of its business, if the failure to so comply would have a Material Adverse Effect.  No Company nor any Subsidiary of any Company shall be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) such Company or Subsidiary promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following the Companies’ or their Subsidiaries’ receipt of notice from the Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Companies’ or their Subsidiaries’ receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

(f)            Notices Concerning Environmental, Employee Benefit and Pension Matters.   The Companies agree to notify the Agent in writing of:

(i)            any expenditure (actual or anticipated) in excess of $100,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the any Company’s or any of their Subsidiary’s working capital that could reasonably be expected to have a Material Adverse Effect;

(ii)           the receipt by any Company or any Subsidiary of any Company of notice from any local, state or federal authority advising the Companies or any of their Subsidiaries of any environmental liability (real or potential) arising from such Company’s or such Subsidiary’s operations, its premises, its waste disposal practices, or waste disposal sites used by such Company or such Subsidiary; and

(iii)          the receipt by any Company or any Subsidiary of any Company of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which such Company or such Subsidiary has contributed, relating to any of the events described in Section 10.1(g) hereof.

The Companies agree to provide, and cause each of their Subsidiaries to provide, the Agent promptly with copies of all such notices and other information pertaining to any matter set forth above if the Agent so requests.

(g)           Collateral Reporting – SEE ANNEX A.

(h)           Financial Reporting.  The Companies agree to furnish to the Agent:

(i)            within ninety (90) days after the end of each fiscal year of the Companies (or, if earlier, the date on which the Companies are required to deliver their financial statements to the U.S. Securities and Exchange Commission), a Consolidated Balance Sheet of the Companies and their Subsidiaries as at the close of such year, and consolidated statements of profit and loss and cash flow of the Companies and their Subsidiaries for such year, prepared on a consolidated basis in accordance with GAAP, all audited by a recognized firm of independent certified public accountants selected by the Companies and reasonably acceptable to the Agent, reported on without (a) a “going concern” or like qualification or exception, or (b) any qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without qualification;

(ii)           at the same time as the Companies are required to deliver to the Agent the audited financial statements of the Companies and their Subsidiaries as set forth in clause (i) above, a Consolidating Balance Sheet of the Companies and their Subsidiaries as at the close of such year, and consolidating statements of profit and loss and cash flow of the Companies and their Subsidiaries for such year, prepared on a consolidating basis in accordance with their customary and historical practices;

(iii)          within forty-five (45) days after the end of each fiscal quarter, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet of the Companies and their Subsidiaries as at the end of such fiscal quarter, (y) consolidated and consolidating statements of profit and loss and cash flow of the Companies and their Subsidiaries for such fiscal quarter and for the period commencing on the first day of the current fiscal year through the end of such fiscal quarter, and (z) comparative statements of profit and loss and cash flow of the Companies and their Subsidiaries for the same fiscal quarter and same fiscal year-to-date period in the prior fiscal year, certified by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent);

(iv)          within thirty (30) days after the end of each month, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet of the Companies and their Subsidiaries as at the end of such month, (y) consolidated and consolidating statements of profit and loss and cash flow of the Companies and their Subsidiaries for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Companies and their Subsidiaries for the same month and same fiscal year-to-date period in the prior fiscal year, certified by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent);

(v)           as and when filed by each Company, copies of all (x) financial reports, registration statements and other documents filed by the Companies with the U.S. Securities and Exchange Commission, as and when filed by the Companies, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of each Company subject to ERISA; and

(vi)          no later than thirty (30) days prior to the beginning of each fiscal year of the Companies, monthly projections of the Consolidated Balance Sheet and Consolidating Balance Sheet of the Companies and their Subsidiaries prepared by management in accordance with their customary and historical practices, and consolidated and consolidating statements of profits and loss and cash flow of the Companies and their Subsidiaries, as well as monthly projected Net Availability for the Companies for such fiscal year.

Each financial statement which the Companies are required to submit pursuant to clauses (i), (ii), (iii) and (iv) above must be accompanied by an officer’s certificate substantially in the form set forth on Exhibit D-1 attached hereto, signed by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent).  In addition, should a

Net Availability Shortfall occur during any fiscal quarter after the Companies shall have submitted the required financial statements and officer’s certificate for the immediately preceding fiscal quarter, then no later than five (5) Business Days after the occurrence of such Net Availability Shortfall, the Funds Administrator, on behalf of the Companies, shall submit to the Agent and the Lenders a special compliance certificate substantially in the form set forth on Exhibit D-2 attached hereto, signed by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent).  If the special compliance certificate reflects that the Companies have failed to comply with any of the financial covenants set forth in Sections 7.4(a), (b) or (c) hereof for the Trailing Four Quarters Testing Period covered by such certificate, then, concurrently with the delivery to the Agent of the financial statements which the Companies are required to submit pursuant to clause (iv) above for the month immediately before the month in which the Net Availability Shortfall occurs and for the period then ending, the Funds Administrator, on behalf of the Companies, shall submit to the Agent an additional special compliance certificate substantially in the form set forth on Exhibit D-3 attached hereto, signed by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent). Also, should the Companies modify in any material respect their accounting principles and procedures from those in effect on the Closing Date, then, no later than thirty (30) days after the date of such modification, the Companies shall prepare and deliver to the Agent a statement of reconciliation in form and substance reasonably satisfactory to the Agent.

(i)            Asset Appraisals.  From time to time upon the request of the Agent, the Companies agree to permit the Agent to perform appraisals of the Companies’ Inventory and Trademark Appraisals.  The Companies agree to reimburse the Agent for the Out-of-Pocket costs relating to such appraisals of the Companies’ Inventory; provided, however, the maximum number of Inventory appraisals for which the Companies shall be responsible to reimburse the Agent for its costs and expenses shall be one (1) Inventory appraisal conducted in any Contract Year while no Event of Default exists.  Any Inventory appraisal conducted while an Event of Default exists shall not be subject to the foregoing limitation. The Companies also agree to reimburse the Agent for the Out-of-Pocket Costs relating to the initial Trademark Appraisal required to be delivered to the Agent pursuant to Section 4.3 of this Financing Agreement.

(j)            Business Qualification.  The Companies agree to qualify to do business, and to remain qualified to do business and in good standing, and cause each of their respective Subsidiaries to qualify to do business, and remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.

(k)           Anti-Money Laundering and Terrorism Regulations.   The Companies agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act).  The Companies also agree to ensure that no person who owns a controlling interest in or otherwise controls the Companies (or any of them) is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Companies acknowledge that the Agent’s and each Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Companies agree to provide to the Agent and the Lenders all information about the Companies’

ownership, officers, directors, customers and business structure as the Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

(l)            Notice of Change in Management.  The Companies agree to give the Agent not less than ninety (90) days prior written notice if Kevin Plank intends to no longer be actively engaged in the management of the Companies.

7.3          Financial Covenants.   Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Companies and their Subsidiaries agree, on a consolidated basis, that, if a Net Availability Shortfall occurs at any time, unless otherwise consented to by the Required Lenders in writing, they shall comply with each of the financial covenants set forth in Sections 7.3(a), (b) and (c) below, in each case tested and applied in the manner set forth in Section 7.3(d) below:

(a)           Leverage Ratio.   The Companies and their Subsidiaries shall maintain, on a consolidated basis, a Leverage Ratio as of the end of each Testing Period of no greater than the Leverage Ratio set forth below corresponding to such Testing Period:

Testing Period Ending	Leverage Ratio

Any Testing Period ending at the end of or during Third Fiscal Quarter 2005	2.25 to 1.0

Any Testing Period ending at the end of or during Fourth Fiscal Quarter 2005	2.25 to 1.0

Any Testing Period ending at the end of or during First Fiscal Quarter 2006	2.25 to 1.0

Any Testing Period ending at the end of or during Second Fiscal Quarter 2006 or at the end of or during any Fiscal Quarter ending thereafter	1.50 to 1.0

(b)           Fixed Charge Coverage Ratio.    The Companies and their Subsidiaries shall maintain, on a consolidated basis, at the end of or during each Testing Period a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0.

(c)           Capital Expenditures.   The Companies and their Subsidiaries shall not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) which in the aggregate amount for each Testing Period shall exceed the amount set forth below corresponding to such fiscal quarter:

Testing Period Ending	Maximum Amount

Any Testing Period ending in the fiscal year 2005	$15,000,000

Any Testing Period ending in the fiscal year 2006	$15,000,000

Any Testing Period ending in the fiscal year 2007	$16,000,000

Any Testing Period ending in the fiscal year 2008	$17,000,000

Any Testing Period ending in the fiscal year 2009	$18,000,000

Any Testing Period ending in the fiscal year 2010	$19,000,000

(d)           Testing of Financial Covenants.  If a Net Availability Shortfall occurs at any time, compliance with the financial covenants set forth in Sections 7.3(a), (b) and (c) shall be determined and tested for both the Trailing Four Quarters Testing Period and the Current Four Quarters Testing Period.  If the Companies and their Subsidiaries are in compliance with all of the financial covenants for the Trailing Four Quarters Testing Period, then none of the financial covenants shall be tested for the Twelve Months Testing Period.  If, on the other hand, the Companies and their Subsidiaries fail to comply with any of the financial covenants for the Trailing Four Quarters Testing Period, then the financial covenants shall be tested for the Twelve Months Testing Period.  The Companies and their Subsidiaries shall not be deemed to have violated any of the financial covenants for the Trailing Four Quarters Testing Period, unless the Companies and their Subsidiaries shall also fail to comply with one or more of the financial covenants for the Twelve Months Testing Period.  Testing of financial covenants for any Testing Period shall be at such time as the Companies are required to furnish to the Agent the financial statements for such Testing Period pursuant to Section 7.2(h) of this Financing Agreement.

7.4          Negative Covenants.   Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Company covenants and agrees that, unless otherwise consented to by the Required Lenders in writing, it will not and will not permit any of its respective Subsidiaries to:

(a)           Liens and Encumbrances.  Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest or encumbrance (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or any of its other assets, whether now owned or hereafter acquired (specifically including, for the avoidance of doubt, all of the Trademarks of the Companies regardless of whether the lien of the Agent has been released pursuant to Section 6.12 of this Financing Agreement), except for Permitted

Encumbrances. If, after the lien of the Agent in the Trademarks is released pursuant to Section 6.12 hereof (whereupon such Trademarks shall no longer constitute Collateral), the Required Lenders grant their consent to the grant by the Companies of a lien and security interest in any of the Companies’ Trademarks, then, as an additional condition of any such consent, the Companies and the holder of the proposed lien and security interest in the Trademarks shall execute and deliver to the Agent an Intellectual Property Use Agreement.

(b)           Indebtedness.  Incur or create any Indebtedness other than (i) Permitted Indebtedness; and (ii) the Indebtedness set forth on Schedule 7.1(n) hereto.   In determining whether to grant or withhold their consent to the granting by the Companies of a lien and security interest in any of the Companies’ Trademarks pursuant to Section 7.4(a) hereof, then, as an integral part of such consent, the Required Lenders shall also grant or withhold their consent to the incurring or creation of Indebtedness by the Companies secured by such lien and security interest. If the Required Lenders grant the consent, then such Indebtedness shall be Permitted Indebtedness hereunder.

(c)           Sale of Assets.  Sell, lease, assign, transfer or otherwise dispose of the Collateral or any of its other assets, except for the following: (i) sales of Eligible Approved Accounts Receivable to CIT pursuant to the CARPA; (ii) provided no Default or Event of Default exists, transfers to one or more Foreign Subsidiaries of a Company of those Trademarks of the Companies solely used in connection with sales of such Foreign Subsidiaries outside of the United States and Canada; (iii) sales otherwise specifically permitted by Section 6.5 of this Financing Agreement; (iv) sales of Inventory in the ordinary course of business, provided (y) no Event of Default exists, and, (z) in the case of sales by any Company to a Subsidiary of any Company that is not a Company hereunder, each such sale of Inventory is for a price of not less than the value of such Inventory, valued at the lower of cost or market with cost calculated on a first-in, first-out basis, and the aggregate amount of all unpaid Accounts due from such Subsidiaries arising from such sales does not, at any time, when added to the aggregate amount of all advances, loans and investments then outstanding from the Companies to such Subsidiaries, does not exceed $5.0 million; (v) the grant by a Company or a Subsidiary of a Company of a license for the use of any Trademarks; and (vi) the sale, transfer or conveyance of any Inventory, Equipment or General Intangibles by a Company to another Company.

(d)           IPO; Corporate Change.  (i) Consummate an IPO unless the Net Issuance Proceeds are in a sum sufficient to pay in full the outstanding balance of the Term Loan; (ii) merge or consolidate with any other entity, except that any Company (other than Under Armour) may merge with and into another Company; (iii) change its name or principal places of business, provided that any Company and any Subsidiary of a Company may change its name or its principal place of business so long as the Companies provide the Agent with thirty (30) days prior written notice thereof and the appropriate parties execute and deliver to the Agent, prior to making such change, all documents and agreements reasonably requested by the Agent in order to ensure that the liens and security interests granted to the Agent, for the benefit of the Lenders, hereunder or under any other Loan Document continue in effect without any break or lapse in perfection; (iv) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, or (v) enter into or engage in any line of business materially different from any line of business presently being conducted by any Company (including, in each such case, any reasonably related line of business);

(e)           Guaranty Obligations.  Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except for the following:  (i) guarantees of the Obligations pursuant to this Financing Agreement and the other Loan Documents; (ii) guaranties by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iii) guaranties of the obligations of any Company or a Subsidiary of any Company; and (iv) guaranties arising from performance, surety, appeal or similar bonds obtained in the ordinary course of business.

(f)            Dividends and Distributions.  Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its Capital Stock (of any class or type whatsoever), whether now or hereafter issued and outstanding, except for Permitted Distributions.

(g)           Subsidiaries; Investments; Acquisitions.   (i) Create any new Subsidiary, unless (1) in the case of a new wholly-owned Domestic Subsidiary, the Companies and such new Domestic Subsidiary execute and deliver a Joinder Agreement and satisfy each of the other conditions to such new Domestic Subsidiary’s becoming a co-borrower and “Company” under this Financing Agreement and the other Loan Documents that are set forth in Article II of the Joinder Agreement; provided, however, in the case of Under Armour Retail of Florida, LLC, a Florida limited liability company, which is a wholly-owned Domestic Subsidiary of Under Armour (“Under Armour Florida”), but which is not a co-borrower hereunder, Under Armour Florida shall, within thirty (30) days of the date of this Financing Agreement, execute and deliver such Joinder Agreement and satisfy all other conditions to becoming a co-borrower and “Company” under this Financing Agreement and the other Loan Documents, (2) in the case of a new Domestic Subsidiary that is not wholly-owned, the Company or Domestic Subsidiary owing the Capital Stock of such Domestic Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, a Pledge Agreement covering all of the Capital Stock of such Domestic Subsidiary owned by such Company or Domestic Subsidiary, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto, and (3) in the case of a new Foreign Subsidiary, if it is a First-Tier Foreign Subsidiary, the Company or Domestic Subsidiary owing the Capital Stock of such First-Tier Foreign Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, a Pledge Agreement covering sixty-five percent (65%) of the Capital Stock of such First-Tier Foreign Subsidiary, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto; (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation except for (x) Permitted Intercompany Loans, (y) Permitted Investments, and (z) advances, loans and investments outstanding at any one time from the Companies to Subsidiaries of the Companies that are not Companies hereunder up to an aggregate amount which, when added to the then outstanding aggregate amount of all unpaid Accounts of the Companies arising from sales of Inventory by the Companies to Subsidiaries of the Companies that are not Companies hereunder, does not exceed $5.0 million; or (iii) except as otherwise permitted in clauses (i) or (ii) above, acquire all or substantially all of the assets of, or any Capital Stock or any equity interests in, any firm, entity or corporation.

(h)           Related Party Transactions.  Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), Subsidiary (direct or indirect) or Affiliate of any Company, except for transactions between a Company and another Company, unless in each case (i) such transaction is not prohibited by the provisions of this Financing Agreement, (ii) such transaction is in the ordinary course of business and pursuant to the reasonable requirements of a Company or any Subsidiary of a Company, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party; provided, however, in the case of a sale of Inventory by a Company to a Subsidiary of a Company that is not a Company hereunder, such sale shall be deemed to satisfy the requirement of this clause (ii) if such sale otherwise complies with the requirements of Section 7.4(c)(iv) hereof, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.

(i)            Restricted Payments.   (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), Subsidiary (direct or indirect) or Affiliate of a Company, except for the payment of any such management, consulting or similar fee in an amount no greater than the comparable fee that would be payable for such services on an arms-length basis to a party that is not affiliated in any way with a Company or any Subsidiary of a Company.

(j)            Prohibited Uses of Proceeds.   Use the proceeds of any Loan made under this Financing Agreement, directly or indirectly, in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or in violation of any other laws or regulations that would reasonably be expected to have a Material Adverse Effect, or to purchase or carry any “margin stock,” as defined in Regulations U and X, or any “margin security,” “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T, U or X,

SECTION 8.         Interest, Fees and Expenses

8.1          Interest.

(a)           Interest on Revolving Loans. Interest on the Revolving Loans shall be due and payable monthly in arrears on the last day of each month and shall accrue on the net principal balance of the Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT’s System.  The rate of interest in any given Interest Period shall be either (i) the Applicable Margin plus the Chase Bank Rate in effect for such Interest Period or (ii) if so elected by the Companies as provided in Section 8.1(d) below, the Applicable Margin plus the LIBOR Rate in effect for such Interest Period.

(b)           Interest on Term Loan.  Interest on the outstanding principal balance of the Term Loan shall be due and payable monthly in arrears on the last day of each month.  The rate of interest in any given Interest Period shall be either (i) the Chase Bank Rate in effect for such Interest Period plus three percent (3.0%) per annum or (ii) if so elected by the Companies as provided in Section 8.1(d) below, the LIBOR Rate in effect for such Interest Period plus five and one-half percent

(5.5%) per annum.

(c)           Calculation of Interest.  The applicable Chase Bank Rate for the Interest Period in which the Closing Date occurs shall be the Chase Bank Rate in effect on the last Business Day of the month preceding the Closing Date and the applicable Chase Bank Rate for each Interest Period thereafter shall be the Chase Bank Rate in effect on the last Business Day of the preceding month. The applicable LIBOR Rate for the Interest Period in which the Closing Date occurs shall be the LIBOR Rate in effect on the last Business Day of the month preceding the Closing Date and the applicable LIBOR Rate for each Interest Period thereafter shall be the LIBOR Rate in effect on the last Business Day of the preceding month. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

(d)           Election.   Provided no Default or Event of Default has occurred and is continuing, the Funds Administrator, on behalf of the Companies, may, on at least three (3) Business Days prior written notice prior to the end of an Interest Period, elect to change the Type of all (but not less than all) Loans outstanding from Chase Bank Rate Loans to LIBOR Rate Loans or from LIBOR Rate Loans to Chase Bank Rate Loans.  Absent such timely notification of change from the Funds Administrator, the Type of Loans outstanding with respect to each subsequent Interest Period shall remain of the same Type as the previous Interest Period. On or prior to the Closing Date, the Companies shall elect the Type of Loans that will be outstanding for the Interest Period in which the Closing Date occurs.

(e)           Match Funding.  No Lender shall be required to purchase United States dollars in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match funds” to fund any LIBOR Rate Loans.

8.2          Default Interest Rate.   During the continuance of an Event of Default, provided that the Agent has given the Companies written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all overdue Obligations may, at the election of the Agent or Required Lenders, bear interest at the Default Rate of Interest until such Event of Default is waived.

8.3          Fees and Expenses Relating to Letters of Credit.

(a)           Letter of Credit Guaranty Fee.  In consideration of the issuance of any Letter of Credit Guaranty by the Agent or other assistance of the Agent and the Lenders in obtaining Letters of Credit pursuant to Section 5 hereof, the Companies agree to pay: (a) to the Agent, for the ratable benefit of the Lenders, a Letter of Credit Guaranty Fee equal to the Applicable Margin per annum for Revolving Loans that are LIBOR Rate Loans on the face amount of each Letter of Credit, and (b) to the Agent, for its own account and without sharing with any of the other Lenders, a fronting fee equal to 0.125% per annum times the face amount of each Letter of Credit. All Letter of Credit Guaranty Fees set forth in the foregoing clause (a) shall be due and payable monthly on the last day of each month, and all fronting fees set forth in the foregoing clause (b) shall be due and payable upon the issuance of each Letter of Credit.

(b)           Charges of Issuing Bank.  The Companies agree to reimburse the Agent for any and all charges, fees, commissions, costs and expenses charged to the Agent for any Company’s account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by the Agent, or as may be due upon any termination of this Financing Agreement.

8.4          Out-of Pocket Expenses.   The Companies agree to reimburse the Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by the Agent or the Lenders.

8.5          Line of Credit Fee; Collection Days.   On the last day of each month, commencing on the last day of the month in which the Closing Date occurs, the Companies agree to pay to the Agent, for the ratable benefit of the Lenders, the Line of Credit Fee, and interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the month then ended.

8.6          Agent Fee Agreement.   The Companies shall pay to the Agent, for its own account and without sharing with any of the other Lenders, the fees in the amounts and on the dates as set forth in the Agent Fee Agreement, each of which shall be fully earned when paid.

8.7          Standard Operational Fees.  In addition to the fees set forth in the Fee Agreement and all Out-of-Pocket Expenses incurred by the Agent in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Companies agree to pay to the Agent, for its own account, (a) all Documentation Fees; (b) a fee in the amount of $850 per person, per day, for any employee of the Agent used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof; provided, however, the maximum number of examinations, verifications, inspections and other valuations described in Section 7.2(a) for which the Companies shall be responsible to pay any fees, costs or expenses of the Agent shall be two (2) examinations, verifications and inspections, and one (1) Inventory appraisal conducted in any Contract Year while no Event of Default exists; and provided further, that the foregoing limitation shall not apply to any such examinations, verifications, inspections, physical counts, Inventory appraisals and other valuations conducted while an Event of Default exists; and (c) the Agent’s standard charges for each wire transfer made by the Agent to or for the benefit of the Companies and for Dunn and Bradstreet searches conducted by the Agent for the Companies’ account.  Such charges shall be due and payable in accordance with the Agent’s standard practices, as in effect from time to time.

8.8          LIBOR Rate Loans.

(a)           Restrictions Affecting the Making or Funding of LIBOR Rate Loans.  Notwithstanding any other provision of this Financing Agreement to the contrary, if any applicable law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, then (x) the LIBOR Rate Loans shall convert automatically to Chase Bank Rate Loans at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of the Agent or the Lenders thereafter to make or continue LIBOR Rates Loans and to convert Chase Bank Rate Loans into LIBOR Rate Loans hereunder shall be suspended until the Agent determines that it is no longer unlawful for any Lender to make and maintain LIBOR Rate Loans as contemplated herein.  In addition, in the event that, by reason of any

Regulatory Change, any Lender either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined hereunder, or a category of extensions of credit or other assets of such Lender which includes LIBOR Rate Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then if the Agent so elects by notice to the Companies, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Rate Loans and to convert Chase Bank Rate Loans into LIBOR Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(b)           Inability to Determine LIBOR Rate.   Notwithstanding any other provision of this Financing Agreement to the contrary, if the Agent determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon each Company) that by reason of circumstances affecting the interbank LIBOR Rate market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to an Interest Period, the Agent shall give written notice of such determination to the Companies and, effective on the first Interest Period following the giving of such notice, the Type of all Loans outstanding under this Financing Agreement shall be changed to Chase Bank Rate Loans and thereafter continue to be Chase Bank Rate Loans until the Agent determines that adequate and reasonable means once again exist for ascertaining the LIBOR Rate applicable to an Interest Period and rescinds the earlier notice.  Effective for the Interest Period following the Agent’s rescission of such earlier notice, the Funds Administrator, on behalf of the Companies, may once again make an election pursuant to Section 8.1(d) of this Financing Agreement of the Type of Loans that will be outstanding for an Interest Period.

(c)           Loan Participants. For purposes of this Section 8.8, the term “Lender” shall include any financial institution that purchases from any Lender a participation in the Loans made by such Lender to the Companies hereunder.

8.9          Capital Adequacy.   In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, the Companies agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return.   In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods.   The protection of this Section 8.9 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.   A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.9 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on each Company absent manifest error.  In the event a Lender exercises its rights pursuant to this Section 8.9, and subsequent thereto determines that the amounts paid by the Companies exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be promptly returned to the Companies by such Lender.

8.10        Taxes, Reserves and Other Conditions.    In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

(a)           subject such Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for taxes imposed on the overall net income of such Lender);

(b)           impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on such Lender any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to such Lender of making, renewing or maintaining such Lender’s Loans hereunder by an amount deemed material by such Lender in the exercise of its reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans made hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, the Companies agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such increase in cost or reduction in payment, as the case may be.  A certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.10 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on the Companies absent manifest error.  In the event any Lender exercises its rights pursuant to this Section 8.10, and subsequent thereto determines that the amounts paid by the Companies in whole or in part exceeded the amount which such Lender actually required to compensate such Lender for any increase in cost or reduction in payment, such excess shall be returned to the Companies by such Lender.

8.11        Authority to Charge Revolving Loan Account.   The Companies hereby authorize the Agent to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due.  Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement.  The Companies confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at the Agent’s discretion.

SECTION 9.         Powers

9.1          Authority.   The Companies hereby authorize the Agent, or any person or agent which the Agent may designate, at the Companies’ cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

(a)           To receive, endorse, and sign, all in the name of the Agent or the Companies (or any of them), any and all checks, notes, drafts, and other documents or instruments relating to the Collateral which come into the possession of the Agent or under the Agent’s control;

(b)           To receive, open and dispose of all mail addressed to the Companies (or any of them), and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c)           To request from customers indebted on Accounts at any time, in the name of the Agent, information concerning the amounts owing on the Accounts;

(d)           To request from customers indebted on Accounts at any time, in the name of the Companies (or any of them), any certified public accountant designated by the Agent or any other designee of the Agent, information concerning the amounts owing on the Accounts;

(e)           To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Companies’ account; and

(f)            To take or bring, in the name of the Agent, the Lenders or the Companies (or any of them), all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

9.2          Limitations on Exercise.   Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10.   Events of Default and Remedies

10.1        Events of Default.   Each of the following events shall constitute an “Event of Default” under this Agreement:

(a)           the cessation of the business of Under Armour, or the calling of a meeting of the creditors of Under Armour for purposes of compromising its debts and obligations;

(b)           the failure of Under Armour to generally meet its debts as those debts mature;

(c)           (i) the commencement by any Company of any bankruptcy, insolvency, arrangement,

reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Company within thirty (30) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Company;

(d)           the breach or violation by any Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) or (f) below), provided that such breach or violation shall not be deemed to be an Event of Default unless such Company fails to cure such breach or violation within thirty (30) days from the date of such breach or violation;

(e)           the breach or violation by any Company of any warranty, representation or covenant contained in Sections 3.2, 4.3(b), 6.3, 6.4, 6.5, 7.2(c), 7.2(d), 7.2(g)(i), 7.2(h), 7.3 and 7.4;

(f)            the failure of the Companies to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that the Agent may charge such amounts to the Revolving Loan Account on the due date thereof;

(g)           any Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this Section 10.1(g), such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) would, in the Agent’s reasonable discretion, subject any Company to any tax, penalty or other liability any of which may have a Material Adverse Effect;

(h)           the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(i)            the occurrence of any “Default” or “Event of Default” (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt or (ii) other Indebtedness of the Companies (or any of them) having a principal amount in excess of $500,000;

(j)            the Companies (or any of them) shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without the Agent’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(k)           a Change of Control shall occur; or

(l)            one or more final judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Companies (or any one of them) (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and, within thirty (30) days after the entry of such judgment, shall not have been discharged or stayed pending appeal (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal).

10.2        Remedies With Respect to Outstanding Loans.   Upon the occurrence of a Default or an Event of Default, at the option of the Agent or the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement thereafter shall be made in the Agent’s and the Lenders’ discretion, and the obligation of the Agent and the Lenders to make Revolving Loans, and to assist the Companies in opening Letters of Credit, shall cease unless such Default is cured to the satisfaction of the Required Lenders or such Event of Default is waived in accordance herewith.  In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge the Companies the Default Rate of Interest on all overdue Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that the Agent has given the Companies written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate the Commitments of the Agent and the Lenders to make loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement upon notice to the Companies.  Notwithstanding the foregoing, (x) the Agent’s and the Lenders’ Commitments to make loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by the Agent or the Lenders upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) the Agent’s and the Lenders’ Commitments to make loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately, in each case without any declaration, notice or demand by the Agent or the Lenders, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c).  The exercise of any option is not exclusive of any other option that may be exercised at any time by the Agent or the Lenders.

10.3        Remedies With Respect to Collateral.  Immediately upon the occurrence and during the continuance of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Agent may use, at the Companies’ expense, such of the Companies’ personnel, supplies or space at any Company’s place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies (or any of them), the Lenders or the Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Companies (or any of them) or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the Agent’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise.  During the existence of an Event of Default, the Agent shall also have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Companies (or any of them) or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale on behalf of the Lenders.  If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right (during the existence of an Event of Default), at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate.  The Companies agree, at the request of the Agent made while an Event of Default exists, to assemble the Inventory and Equipment, and to make it available to the Agent at premises of the Companies or elsewhere and to make available to the Agent the premises and facilities of the Companies for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form.  If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law.  The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Agent to the payment of the Obligations in the order set forth in Section 10.4 hereof, and the Companies shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Agent or the Lenders under applicable law or the other Loan Documents, all of which shall be cumulative.

10.4        Limited License.   Regardless of whether the Agent’s security interests in any of the General Intangibles has attached or is perfected, each Company hereby irrevocably grants to the Agent, for the benefit of the Lenders, for use solely by the Agent (and its agents and representatives) during the existence of an Event of Default, a limited royalty-free, non-exclusive license to use such Company’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, solely in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Agent in accordance with the provisions of Section 10 of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Agent in accordance with this Financing Agreement.  In exercising its rights pursuant to the foregoing clause (ii), the Agent shall use commercially reasonable efforts to maintain the Inventory that is finished by the Agent of a quality commensurate with the quality of the other Inventory of the Companies.

10.5        Application of Proceeds.     The Agent agrees to apply the net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:

(a)           first, to all unpaid Out of Pocket Expenses;

(b)           second, to all accrued and unpaid fees owed to the Agent and the Lenders under this Financing Agreement and the other Loan Documents;

(c)           third, to accrued and unpaid interest on the Obligations other than the Ledger Debt owing to CIT;

(d)           fourth, to the unpaid principal amount of the Obligations other than the Ledger Debt owing to CIT; and

(e)           fifth, the unpaid principal amount of, and accrued and unpaid interest on, the Ledger Debt owing to CIT.

10.6        General Indemnity.   In addition to the Companies’ agreement to reimburse the Agent and the Lenders for Out-of-Pocket Expenses, but without duplication, the Companies hereby agree to indemnify the Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

(a)           as a result of the Agent’s or the Lenders, exercise of (or failure to exercise) any of their respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent’s interests in the Collateral (including the defense of claims brought by the Companies (or any of them) as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Companies (or any of them), or any trustee or receiver in bankruptcy);

(b)           as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Companies’ operation and use of the Real Estate, and the Companies’ off-site disposal practices;

(c)           arising from or relating to (i) the maintenance and operation of the Agent’s Lockbox or any Depository Account, (ii) the Agent Lockbox Agreement, (iii) any Depository Account Control Agreements, and (iv) any action taken (or failure to act) by any Indemnified Party with respect thereto;

(d)           in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Companies (or any of them); and

(e)           otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations.  The Agent may from time to time establish Availability Reserves with respect to this indemnity as the Agent may deem advisable in the exercise of its reasonable discretion, and upon termination of this Financing Agreement, the Agent may hold such reserves as cash reserves as security for this indemnity.

SECTION 11.   Termination

Except as otherwise provided in Section 10.2 hereof, the Required Lenders (acting through the Agent) may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by the Agent giving the Companies at least sixty (60) days prior written notice of termination.  The Companies, or any one of them, may terminate this Financing Agreement as of a date prior to any Termination Date (an “Early Termination Date”) upon not less than thirty (30) days prior written notice to the Agent, without the payment of any early termination fee.  Once given, such notice of termination shall, except as set forth in the next sentence, be irrevocable and this Financing Agreement shall terminate on the Early Termination Date.   No later than three (3) Business Days before the Early Termination Date, the Companies may, by written notice to the Agent, either rescind such notice of termination, in which event this Financing Agreement shall not terminate on the Early Termination Date, or extend the Early Termination Date to a new Early Termination Date (the “Extended Early Termination Date”) that is no later than sixty (60) days from the original Early Termination Date.  This Financing Agreement shall terminate on the Extended Early Termination Date unless, no later than three (3) Business Days before the Extended Early Termination Date, the Companies, by written notice to the Agent, rescind such notice of termination.  The Companies may not extend the Extended Early Termination Date.  A termination by one Company shall be deemed to be a termination by all Companies.  THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE.  All Obligations, other than Ledger Debt owing to CIT, shall become due and payable in full on the date of the termination of this Financing Agreement by the Required Lenders (acting through the Agent) or the Companies pursuant to this Section 11 and, pending a final accounting of such Obligations, the Agent may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 105% of the face amount of any outstanding Letters of Credit.  All of the Agent’s and the Lenders’ rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement pursuant to this Section 11 until all Obligations, other than Ledger Debt owing to CIT, have been fully and finally paid and satisfied.

SECTION 12.   Miscellaneous

12.1        Waivers.   Except as otherwise expressly required by the terms of this Financing Agreement, the Companies hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration.  No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Agent and the Required Lenders.  No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default.  A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2        Entire Agreement; Amendments; Counterparts.   This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among the Companies, the Agent and/or the Lenders; (b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) subject to the provisions of Section 14.10 hereof that relate to matters subject to the approval of all Lenders, may be amended only by a writing signed by the Companies, the Agent and the Required Lenders; and (d) shall bind and benefit the Companies, the Agent, the Lenders and their respective successors and assigns.  Should the provisions of any other Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.  This Financing Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Financing Agreement by fax shall be equally as effective as delivery of an original executed counterpart of this Financing Agreement. Any party delivering an executed counterpart of this Financing Agreement by fax also shall deliver an original executed counterpart of this Financing Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Financing Agreement.  The foregoing shall also apply to each and every other Loan Document.

12.3        Usury Limit.   In no event shall the Companies, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If the Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such.  If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Companies.  This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

12.4        Severability.   If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5        WAIVER OF JURY TRIAL; SERVICE OF PROCESS; LIMITATION OF LIABILITY.   EACH COMPANY, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.  UNDER NO CIRCUMSTANCES SHALL THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES.

12.6        Notices.   Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a)           if to the Agent, at:

The CIT Group/Commercial Services, Inc.

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

Attn:  Regional Credit Manager

Fax No.:  704-339-2250

(b)           if to the Companies at:

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

Attn: Chief Financial Officer

Fax No.: 410-468-2516

(c)           if to any Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

(d)           to such other address as any party may designate for itself by like notice.

12.7        Joint and Several Liability.

(a)           Joint and Several Liability.  All Revolving Loans and the Term Loan made to the Companies shall be deemed jointly funded to, and received by, the Companies.  Each Company jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations.  Each Company acknowledges and agrees that the joint and several liability of the Companies is provided as an inducement to the Agent and the Lenders to provide loans and other financial accommodations to the Companies, and that each such loan or other financial accommodation shall be deemed to have been done or extended by the Agent and the Lenders in consideration of, and in reliance upon, the joint and several liability of the Companies.  The joint and several liability of each Company hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason.  Each Company hereby waives to the fullest extent permitted by applicable law: (i) all notices (other than notices expressly required by the terms of this Financing Agreement) to which such Company may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Financing Agreement, (y) the making of loans or other financial accommodations under this Financing Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Financing Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Company hereunder, (x) the release of any other Company from its duties this Financing Agreement or the other Loan Documents, or the extension of the time of performance of any other Company’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Company’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Company by virtue of its joint and several liability hereunder.  It is the intent of each Company by this paragraph to waive any and all suretyship defenses available to such Company with respect to the Obligations, whether or not specifically enumerated above.

(b)           Subrogation and Contribution Rights.  Each Company hereby agrees that until the full and final payment and satisfaction of the Obligations and the expiration and termination of the Commitments of the Lenders under this Financing Agreement, such Company will not exercise any subrogation, contribution or other right or remedy against any other Company or any security for any of the Guaranteed Obligations arising by reason of such Company’s performance or satisfaction of its joint and several liability hereunder.  In addition, each Company agrees that (i) such Company’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Company agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the expiration and termination of the Commitments of the Lenders under this Financing Agreement.

(c)           Accommodation Payments.  The Companies are obligated to repay the Obligations as joint and several obligors under this Financing Agreement.  To the extent that any Company shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Company hereunder or other Obligations incurred directly and primarily by any other Company (an “Accommodation Payment”), then the Company making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Companies in an amount, for each of such other Companies, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Company’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Companies.  As of any date of determination, the “Allocable Amount” of each Company shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Company hereunder without (a) rendering such Company “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Company with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Company unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.  All rights and claims of contribution, indemnification and reimbursement hereunder shall be subordinate in right of payment to the prior payment in full of the Obligations.

12.8        CHOICE OF LAW.   THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

12.9        Reasonable Discretion.  In each case where applicable under this Financing Agreement, the exercise of the Agent’s “reasonable discretion” or “reasonable judgment” or words of similar import shall be viewed from the perspective of a secured asset-based lender, acting in accordance with its customary practices.

12.10      Non-Disclosure by the Companies.  The Companies shall not disclose the existence of this Financing Agreement or any of its contents or the Line of Credit, without the prior written consent of the Agent, except: (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation, or (b) on a confidential and “need to know” basis, to each Company’s directors, officers, employees, attorneys, accountants, financial advisors and agents.  The Companies agree that they will not issue any press release or other public disclosure using the name of the Agent or its affiliates or referring to this Financing Agreement without at least three (3) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) the Companies are required to do so under applicable law and then, in any event, the Companies will consult with the Agent before issuing such press release or other public disclosure.

12.11  Consent by Agent and Lenders.  The Agent and each Lender hereby consents to the disclosure of this Financing Agreement in any registration statement filed with the United States

Security and Exchange Commission and the filing of this Financing Agreement as an exhibit to such registration statement, to the extent required by applicable law.

12.12 Payments.  The Companies shall each make all payments under this Financing Agreement and the other Loan Documents on the day when due in immediately available funds in U.S. Dollars.  If the Agent or the Lenders receive any payment from the Companies or on behalf of any of them in a currency other than in U.S. Dollars, the Agent and the Lenders shall convert the payment (including the monetary proceeds of realization upon any Collateral) into the Equivalent Amount of U.S. Dollars as determined on the Business Day immediately preceding the date of receipt of such actual payment.  The Obligations shall be satisfied only to the extent of the amount actually received by the Agent and the Lenders upon such conversion.

SECTION 13.  Agreements Regarding the Lenders

13.1        Copies of Statements and Financial Information.     The Agent shall forward to each Lender a copy of the monthly loan account statement delivered by the Agent to the Companies. In addition, the Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of the Companies that the Agent receives from the Companies from time to time, without any duty to confirm or verify that such information is true, correct or complete.

13.2        Payments of Principal, Interest and Fees.     After the Agent’s receipt of, or charging of, any Term Loan principal payment, or interest and fees earned under this Financing Agreement, the Agent agrees to remit promptly to the Lenders its respective Pro Rata Percentages of:

(a)           fees payable by the Companies hereunder, provided that the Lenders shall not share the Documentation Fees, the other fees set forth in Section 8.8 of this Financing Agreement, or, except as otherwise agreed in writing between the Agent and any Lender, the fees set forth in the Agent Fee Agreement;

(b)           interest paid on the outstanding principal amount of Revolving Loans, calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid; and

(c)           principal and interest paid on the Term Loan.

13.3        Defaulting Lender.  In the event that any Lender fails to make available to the Agent such Lender’s Pro Rata Percentage of any borrowing by the Companies on the applicable Settlement Date in accordance with the provisions of Section 3.1(d) hereof, and the Companies do not repay to the Agent such Lender’s Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent shall have the right to recover such Lender’s Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing.  In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 13.2 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

13.4        Participations and Assignments.

(a)           Participations.  With the prior written consent of the Agent (which consent shall not unreasonably be withheld), the Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Companies hereunder.  The Companies acknowledge that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 14.10 hereof.  Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Companies, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby.  In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

(b)           Assignments.  With the prior written consent of the Agent and, for so long as no Default or Event of Default exists, the Companies (each of which consents shall not unreasonably be withheld), the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to commercial banks, commercial finance lenders or other financial institutions, provided that (i) the principal amount of the Loans assigned to any institution shall not be less than $5.0 million, (ii) such assignment shall be allocated ratably between such Lender’s Revolving Line of Credit Commitment and its Term Loan Commitment hereunder, and (iii) the selling or purchasing Lender shall pay to the Agent an assignment processing and recording fee of Three Thousand Five Hundred Dollars ($3,500) for the Agent’s own account.  Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement.  From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement.

(c)           Cooperation of Companies.  If necessary, the Companies agree to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment made pursuant to an Assignment and Transfer Agreement, (ii) make the Companies’ management available to meet with the Agent and prospective participants and assignees of Commitments, and (iii) assist the Agent or the Lenders in the preparation of information relating to the financial affairs of the Companies as any prospective participant or assignee of a Commitment reasonably may reasonably request.  Subject to the provisions of Section 13.7, the Companies authorize each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Companies and their respective financial affairs which has been delivered to such Lender by or on behalf of the

Companies pursuant to this Financing Agreement, or which has been delivered to such Lender by or on behalf of the Companies in connection with such Lender’s credit evaluation of the Companies prior to entering into this Financing Agreement, subject to appropriate confidentiality undertakings on the part of each prospective participant or assignee.

13.5        Sharing of Liabilities.     In the event that the Agent, the Lenders or any of them is sued or threatened with a suit, action or claim by the Companies, or any of one of them, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of the Companies (or any of them), on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Financing Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Financing Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim.  In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to collect the Obligations or enforce any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Companies or from the Proceeds of Collateral.  The provisions of this Section 13.5 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Financing Agreement.

13.6        Exercise of Setoff Rights.     The Companies authorize each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set-off and apply against any and all property or assets of any Company held by, or in the possession of such Lender, any of the Obligations owed to such Lender.  Promptly after the exercise of any right to set-off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set- off with the other Lenders based on each Lender’s Pro Rata Percentage.  The Companies agree, to the fullest extent permitted by law, that any Lender also may exercise its right to set-off with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set-off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 13.6.  Notwithstanding the foregoing, each Lender hereby agrees with each other Lender that no Lender shall independently take any action to enforce or protect its rights arising out of this Financing Agreement or any other Loan Document (including the exercise of any right of set-off) without first obtaining the prior written consent of the Agent or the Required Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction of the Agent or the Required Lenders.

13.7        Confidentiality.     For the purposes of this Section 13.7, “Confidential Information”

means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Companies in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of the Companies, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by the Companies, or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available.  The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

(a)           their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Line of Credit);

(b)           their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.7 (to the extent such disclosure reasonably relates to the administration of the Line of Credit);

(c)           any other Lender;

(d)           a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein, provided that such entity agrees in writing prior to their receipt of such Confidential Information to be bound by the provisions of this Section 13.7; or

(e)           any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.7.

SECTION 14.  Agency

14.1        Appointment of Agent; Powers.

(a)           Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Financing Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Financing Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent (i) does not assume, (ii) shall not be deemed to have assumed and (iii) expressly disclaims an agency, an advisory or any other fiduciary relationship with the Companies or any Lender.  The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender or the Companies, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Financing Agreement or the other Loan Documents, or (b) fiduciary or advisory relationship with any Lender or the Companies, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or the other Loan Documents, or otherwise exist against the Agent.

(b)           Each Lender irrevocably designates and appoints Wachovia to act as the Documentation Agent for each Lender under this Financing Agreement and the other Loan Documents and SunTrust to act as the Syndication Agent for each Lender under this Financing Agreement and the other Loan Documents.  In such capacities, neither the Documentation Agent nor the Syndication Agent shall have any rights, powers, responsibilities, obligations or liabilities under this Financing Agreement or the other Loan Documents, except for the duties, responsibilities, obligations and liabilities of a Lender hereunder.

14.2        Delegation of Agent’s Duties.     The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3        Disclaimer of Agent’s Liabilities.     Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with the Financing Agreement and the other Loan Documents (except for the Agent’s or such person’s gross negligence or willful misconduct).  Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by the Companies or any officer thereof contained in (x) this Financing Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Financing Agreement or received by the Agent under or in connection with this Financing Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents or the Agent’s security interests in the Collateral, (iii) any failure of the Companies to perform their respective obligations under this Financing Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent’s delay in the collection of the Obligations or enforcing the Agent’s rights against the Companies, or the granting of indulgences or extensions to the Companies or any account debtor of the Companies, or (vi) any mistake, omission or error in judgment in passing upon or accepting any Collateral.  In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Companies contained in this Financing Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Companies at any time.

14.4        Reliance and Action by Agent.     The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts.  In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons.  The Agent shall be fully justified in taking or refusing to take any action under this Financing Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent’s satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

14.5        Events of Default.     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Companies or a Lender describing such Default or Event of Default with specificity.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Section 14.4 prior to taking such action, (b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Financing Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

14.6        Lenders’ Due Diligence.     Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Financing Agreement or the financial condition of the Companies, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of the Companies, shall be deemed to constitute a representation or warranty by the Agent to any Lender.  Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of the Companies, and made its own decision to enter into this Financing Agreement.  Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Financing Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Companies.

14.7        Right to Indemnification.     The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.

14.8        Other Transactions.     The Agent and any Lender may make loans to and generally engage in any kind of business with the Companies, as though the Agent or such Lender were not the Agent or a Lender hereunder.  With respect to Loans made by the Agent under this Financing Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term “Lender” and “Lenders” shall include the Agent in its individual capacity as such.

14.9        Resignation of Agent.     The Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires.  If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor effective upon its appointment.  Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement.  After an Agent’s resignation hereunder, the provisions of this Section 14 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as the Agent.

14.10      Voting Rights; Agent’s Discretionary Rights.     Notwithstanding anything contained in this Financing Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

(a)           amend or waive the Companies’ compliance with any term or provision of this Financing Agreement, if the effect of such amendment or waiver would be to (i) increase the Revolving Line of Credit or the Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans or the Term Loan or reduce the regularly scheduled amortization amount of the Term Loan, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations, including, without limitation, the maturity date of the Term Loan, or the date fixed for payment of any installment thereof;

(b)           alter or amend (i) this Section 14.10 or (ii) the definitions of “Availability Reserve”, “Eligible Accounts Receivable”, “Eligible Inventory”, “Collateral”, “Letter of Credit Reserve”, “Net Availability”, “Net Average Availability” or “Required Lenders”;

(c)           amend the definition of “Borrowing Base”, “Accounts Borrowing Base”, “Inventory Borrowing Base” or “Inventory Cap Amount” or modify the Agent’s criteria for determining compliance with the definitions of “Eligible Accounts Receivable” or “Eligible Inventory”, if the effect thereof would be to increase Net Availability;

(d)           except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by the Agent in its reasonable discretion) of more than $1.0 million in any fiscal year of the Companies (exclusive of the amount of any Eligible Approved Accounts sold to CIT under the CARPA for which CIT has paid the purchase price);

(e)           grant an extension of time past March 31, 2006 for the Companies to deliver to the Agent the Trademark Appraisal pursuant to Section 4.3 of this Financing Agreement; or

(f)            knowingly make any Revolving Loan to the Companies if after giving effect thereto the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit would exceed the lesser of (i) the Revolving Line of Credit or (ii) one hundred ten percent (110%) of the Borrowing Base of the Companies; provided that in no event shall the Agent continue to knowingly make Overadvances under this Section 14.10(f) for a period in excess of ninety (90) consecutive days without the consent of all Lenders, and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in the amount of up to $5,000,000 in excess of the limitation set forth in clause (ii) above in order to preserve, protect and realize upon the Collateral if such Overadvance, when added to the outstanding Revolving Loans then outstanding, would not exceed the amount of the Revolving Line of Credit then in effect.

In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable discretion, deems to be advisable and in the best interest of the Lenders, unless this Financing Agreement specifically requires the Companies or the Agent to obtain the consent of, or act at the direction of, the Required Lenders.  Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definitions of “Eligible Accounts Receivable” and “Eligible Inventory” are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of “Availability Reserve”, “Eligible Accounts Receivable” and “Eligible Inventory”, (iii) make Overadvances in accordance with clause (f) of this Section 14.10, (iv) release any Collateral having a value (as determined by the Agent in its reasonable discretion) of up to $1.0 million in each fiscal year of the Companies (exclusive of the amount of any Eligible Approved Accounts sold to CIT under the CARPA for which CIT has paid the purchase price or any sale expressly permitted hereunder); or (v) amend any provision of this Financing Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein.

In the event the Agent terminates the Commitments pursuant to the terms hereof, the Agent agrees to cease making additional Loans or advances upon the effective date of termination, except for Loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

14.11      Deemed Consent.     If a Lender’s consent to a waiver amendment or other course of action is required under the terms of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

14.12      Notice of Termination of Commitments.    Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement, such Lender, acting alone, may terminate its Commitment only as of the initial or any subsequent Termination Date, and then only by giving the Agent ninety (90) days prior written notice thereof. Within 30 days after receipt of such termination notice, the Agent at its option agrees to either (a) give notice of termination of this Financing Agreement and the Line of Credit to the Companies hereunder, or (b) purchase such Lender’s entire Commitment hereunder for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase.

14.13      Survival of Agreements of the Lenders.     The obligations of the Lenders set forth in Sections 13.3, 13.5, 13.6, 14.4 and 14.7 hereof shall survive the termination of this Financing Agreement and the Commitments of the Lenders hereunder.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto have caused this Financing Agreement to be duly executed and delivered by its proper and duly authorized officers as of the date set forth above.

COMPANIES:

UNDER ARMOUR, INC.,

By:	/s/ Kevin A. Plank
Title:	President of Under Armour, Inc.

UNDER ARMOUR RETAIL, INC.

By:	/s/ Kevin A. Plank
Title:	President of Under Armour Retail, Inc.

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

By:	/s/ Kevin A. Plank
Title:	President of Under Armour Retail, Inc., Sole Member
of UA Retail of Maryland LLC

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

By:	/s/ Kevin A. Plank
Title:	President of Under Armour Retail, Inc., Sole Member
of UA Retail of Virginia LLC

UNDER ARMOUR HONG KONG, LLC

By:	/s/ Kevin A. Plank
Title:	President of Under Armour, Inc., Sole Member of
Under Armour Hong Kong LLC

AGENT:

THE CIT GROUP/COMMERCIAL SERVICES, INC.,
as Agent

By:	/s/ Timothy E. Cooper
Title:	Vice President

DOCUMENTATION AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent

By:	/s/ Christopher S. Hendrick
Title:	Director

SYNDICATION AGENT:

SUNTRUST BANK,
as Syndication Agent

By:	[illegible]
Title:	Vice President

LENDERS:
THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Timothy E. Cooper
Title:	Vice President

COMMITMENT	AMOUNT	PRO RATA PERCENTAGE

Revolving Line of Credit Commitment (Before the Revolving Line of Credit Increase Effective Date)	$37,500,000	50%

Revolving Line of Credit Commitment (After the Revolving Line of Credit Increase Effective Date)	$50,000,000	50%

Term Loan Commitment:	$12,500,000	50%

Address for Notices:

The CIT Group/Commercial Services, Inc.

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

Attn:  Regional Credit Manager

Fax No.:  704-339-2250

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher S. Hendrick
Title:	Director

COMMITMENT	AMOUNT	PRO RATA PERCENTAGE

Revolving Line of Credit Commitment (Before the Revolving Line of Credit Increase Effective Date)	$18,750,000	25%

Revolving Line of Credit Commitment (After the Revolving Line of Credit Increase Effective Date)	$25,000,000	25%

Term Loan Commitment:	$6,250,000	25%

Address for Notices:

Wachovia Bank, National Association

1133 Avenue of the Americas

New York, New York  10036

Attn: Portfolio Manager

Fax No.: 212-545-4283

SUNTRUST BANK

By:	[illegible]
Title:	Vice President

COMMITMENT	AMOUNT	PRO RATA PERCENTAGE

Revolving Line of Credit Commitment (Before the Revolving Line of Credit Increase Effective Date)	$18,750,000	25%

Revolving Line of Credit Commitment (After the Revolving Line of Credit Increase Effective Date)	$25,000,000	25%

Term Loan Commitment:	$6,250,000	25%

Address for Notices:

SunTrust Bank

120 East Baltimore Street, 25th Floor

Baltimore, Maryland  21202

Attn: John E. Hehir, Vice President

Fax No.: 410-986-1927

EXHIBIT A

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Second Amended and Restated Financing Agreement dated as of September 28, 2005 (as amended, restated supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”) among Under Armour, Inc., a Maryland corporation, and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, as borrowers (individually, a “Company” and collectively the “Companies”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and The CIT Group/Commercial Services, Inc, a New York corporation, as agent for the Lenders (in such capacity, the “Agent”).  Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined shall have the meanings given to such terms in the Financing Agreement.  This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1.             The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Financing Agreement respecting those, and only those, portions of the financing facilities contained in the Financing Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2.             The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of the Companies, or (y) the performance or observance by the Companies of any of its/their respective obligations under the Financing Agreement or any of the Loan Documents.

3.             The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Financing Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Companies, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the

1

Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.             Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, and, if required by the Financing Agreement, for acceptance by the Companies, effective as of the Effective Date.

5.             Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6.             From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

7.             THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its respective duly authorized officers on Schedule 1 hereto.

ASSIGNOR:	ASSIGNEE:

By:	By:
Its:	Its:

Accepted by the Agent:

THE CIT GROUP/COMMERCIAL SERVICES, INC.,

as Agent

By:
Its:

Accepted by the Companies:

UNDER ARMOUR, INC.

UNDER ARMOUR RETAIL, INC.

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

UNDER ARMOUR HONG KONG, LLC

[Other wholly-owned Domestic Subsidiaries that are parties to Financing Agreement]

By:
Title:

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Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:                   , 200

Assigned Facilities	Percentage of Facilities Assigned		Dollar Amount Assigned

Revolving Line of Credit Commitment (Before the Revolving Line of Credit Increase Effective Date)%			$

Revolving Line of Credit Commitment (After the Revolving Line of Credit Increase Effective Date)%			$

Term Loan Commitment:		%	$

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EXHIBIT B

FORM OF REVOLVING LOAN PROMISSORY NOTE

$	, 2005

FOR VALUE RECEIVED, the undersigned, undersigned, UNDER ARMOUR, INC. (“Under Armour”), UNDER ARMOUR RETAIL, INC. (“Under Armour Retail”), UNDER ARMOUR RETAIL OF MARYLAND, L.L.C. (“Under Armour Maryland”), UNDER ARMOUR RETAIL OF VIRGINIA, LLC (“Under Armour Virginia”), and UNDER ARMOUR HONG KONG, LLC (“Under Armour Hong Kong” and, together with Under Armour, Under Armour Retail, Under Armour Maryland and Under Armour Virginia, individually, a “Company” and collectively the “Companies”), jointly and severally, absolutely and unconditionally, promise to pay to the order of                                                               (“Lender”), at the offices of the Agent located at Two Wachovia Center, 25th Floor, 301 South Tryon Street, Charlotte, North Carolina 28202, in lawful money of the United States of America and in immediately available funds, the principal amount of                                     Dollars ($                ), or such lesser amount as may be advanced to the Companies by Lender as Revolving Loans under the Financing Agreement (as defined below) and remain unpaid, on the Termination Date.

The Companies jointly and severally, absolutely and unconditionally, further agree to pay interest at said office, in like money, on the unpaid principal amount of Revolving Loans outstanding from time to time on the dates and at the rates specified in Section 8 of the Financing Agreement of even date herewith among the Companies, the Lenders that are parties thereto and The CIT Group/Commercial Services, Inc., as Agent for the Lenders (the “Financing Agreement”).  Capitalized terms used in this Note and defined in the Financing Agreement shall have the meanings given to such terms in the Financing Agreement unless otherwise specifically defined herein.

This Note is one of the Promissory Notes referred to in the Financing Agreement, evidences the Lender’s Pro Rata Percentage of all Revolving Loans made to the Companies by the Lender thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Financing Agreement, or upon termination of the Financing Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

[Rest of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Companies have each caused this Promissory Note to be executed on the date first above written.

COMPANIES:

UNDER ARMOUR, INC.

By:
Title:

UNDER ARMOUR RETAIL, INC.

By:
Title:

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

By:
Title:

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

By:
Title:

UNDER ARMOUR HONG KONG, LLC

By:
Title:

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EXHIBIT C

TERM LOAN PROMISSORY NOTE

$	September , 2005

FOR VALUE RECEIVED, the undersigned, UNDER ARMOUR, INC. (“Under Armour”), UNDER ARMOUR RETAIL, INC. (“Under Armour Retail”), UNDER ARMOUR RETAIL OF MARYLAND, L.L.C. (“Under Armour Maryland”), UNDER ARMOUR RETAIL OF VIRGINIA, LLC (“Under Armour Virginia”), and UNDER ARMOUR HONG KONG, LLC (“Under Armour Hong Kong” and, together with Under Armour, Under Armour Retail, Under Armour Maryland and Under Armour Virginia, individually, a “Company” and collectively the “Companies”), jointly and severally, absolutely and unconditionally, promise to pay to the order of                                                              (“Lender”), at the offices of the Agent located at Two Wachovia Center, 25th Floor, 301 South Tryon Street, Charlotte, North Carolina 28202, in lawful money of the United States of America and in immediately available funds, the principal amount of                     Dollars ($               ), together with interest on the unpaid principal balance outstanding, all on the dates and at the rates specified in Section 8 of the Financing Agreement (as such term is defined below).

This Note is one of the Promissory Notes referred to in the Financing Agreement of even date herewith among the Companies, the Lenders that are parties thereto and The CIT Group/Commercial Services, Inc., as Agent for the Lenders (the “Financing Agreement”), evidences the Lender’s Pro Rata Percentage of the Term Loan made to the Companies thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.  Capitalized terms used in this Note and defined in the Financing Agreement shall have the meanings given to such terms in the Financing Agreement unless otherwise specifically defined herein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Financing Agreement, or upon termination of the Financing Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

[Rest of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Companies have each caused this Promissory Note to be executed on the date first above written.

COMPANIES:

UNDER ARMOUR, INC.

By:
Title:

UNDER ARMOUR RETAIL, INC.

By:
Title:

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

By:
Title:

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

By:
Title:

UNDER ARMOUR HONG KONG, LLC

By:
Title:

2

EXHIBIT D-1

COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Commercial Services, Inc., as Agent

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

Each of the Lenders to the Financing Agreement

described below

Re:                               Second Amended and Restated Financing Agreement dated as of September 28, 2005 (the “Financing Agreement”) among Under Armour, Inc., a Maryland corporation, and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, as borrowers (individually, a “Company” and collectively the “Companies”), The CIT Group/Commercial Services, Inc., as Agent (the “Agent”), and the lenders that are parties thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

Pursuant to Section 7.2(h) of the Financing Agreement, I enclose the Companies’ financial statements for the           ended        , 200   (the “Reporting Period”) and the fiscal year-to-date period then ended.  As the                    of the Funds Administrator, I hereby certify to the Agent and the Lenders, on behalf of the Companies, that:

1.             The financial statements fairly and accurately reflect the Companies’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Companies’ operating results during such accounting periods, in each case, in accordance with GAAP and subject to year-end audit adjustments.

2.             During the Reporting Period, to my knowledge, (i) there has occurred no Default or Event of Default under the Financing Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit      attached hereto, and (ii) the Companies have not received any notice of cancellation with respect to their property insurance policies during such period, or, if I have knowledge of the Companies’ receipt of any such notice, a copy thereof is attached hereto.

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3.             [Check Applicable Section 3]:*

               A Net Availability Shortfall did not occur on any day during the Reporting Period or on any day after the end of the Reporting Period but before the date of this certificate.  As a result, the Companies are not currently required to maintain compliance with the financial covenants set forth in Section 7.3 of the Financing Agreement for the period ending on the last day of the Reporting Period.

               A Net Availability Shortfall did occur on any day during the Reporting Period or on any day after the end of the Reporting Period but before the date of this certificate.  As a result, the Companies are required to maintain compliance with the financial covenants set forth in Section 7.3 of the Financing Agreement for the period ending on the last day of the Reporting Period.  Exhibit    attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in Section 7.3 of the Financing Agreement for the period ending on the last day of the Reporting Period.

Very truly yours,

[attach appropriate exhibits]

*Section 3 may be omitted in a Compliance Certificate that is submitted for a month end Reporting Period that is not the last month of a fiscal quarter.

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EXHIBIT D-2

SPECIAL COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Commercial Services, Inc., as Agent

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

Each of the Lenders to the Financing Agreement

described below

Re:                               Second Amended and Restated Financing Agreement dated as of September 28, 2005 (the “Financing Agreement”) among Under Armour, Inc., a Maryland corporation, and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, as borrowers (individually, a “Company” and collectively the “Companies”), The CIT Group/Commercial Services, Inc., as Agent (the “Agent”), and the lenders that are parties thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

By Compliance Certificate dated                     , 20    , I have previously furnished to you the Companies’ financial statements for the fiscal quarter ended                     , 200    (the “Reporting Period”) and the fiscal year-to-date period then ended as required by Section 7.2(h) of the Financing Agreement.  As the                      of the Funds Administrator, I hereby certify to the Agent and the Lenders, on behalf of the Companies, that:

1.             The financial statements continue to fairly and accurately reflect the Companies’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Companies’ operating results during such accounting periods, subject to year-end audit adjustments.

2.             A Net Availability Shortfall occurred on              , 20  .

3.             Because of such Net Availability Shortfall, the Companies are required to maintain compliance with the financial covenants set forth in Section 7.3 of the Financing Agreement for the Trailing Four Quarters Testing Period ending on the last day of the Reporting Period. Exhibit    attached hereto sets forth detailed calculations showing compliance with all financial covenants

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contained in Section 7.3 of the Financing Agreement for the Trailing Four Quarters Testing Period ending on the last day of the Reporting Period.

Very truly yours,

[attach appropriate exhibits]

4

EXHIBIT D-3

ADDITIONAL SPECIAL COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Commercial Services, Inc., as Agent

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

Each of the Lenders to the Financing Agreement

described below

Re:                               Second Amended and Restated Financing Agreement dated as of September 28, 2005 (the “Financing Agreement”) among Under Armour, Inc., a Maryland corporation, and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, as borrowers (individually, a “Company” and collectively the “Companies”), The CIT Group/Commercial Services, Inc., as Agent (the “Agent”), and the lenders that are parties thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

By Compliance Certificate dated                 , 20    , I have previously furnished to you the Companies’ financial statements for the fiscal quarter ended                 , 200    and the fiscal year-to-date period then ended as required by Section 7.2(h) of the Financing Agreement.  In that Compliance Certificate or a subsequent Special Compliance Certificate furnished to you, I reported that the Companies had failed to comply with the financial covenants set forth in Section 7.3 of the Financing Agreement for the Trailing Four Quarters Testing Period ending on the last day of such fiscal quarter.

Pursuant to Section 7.2(h) of the Financing Agreement, I enclose the Companies’ financial statements for the month ended              , 200   (the “Reporting Period”) and the fiscal year-to-date period then ended.  As the                   of the Funds Administrator, I hereby certify to the Agent and the Lenders, on behalf of the Companies, that:

1.             The financial statements fairly and accurately reflect the Companies’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Companies’ operating results during such accounting periods, subject to year-end audit adjustments.

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2.             Exhibit    attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in Section 7.3 of the Financing Agreement for the Twelve Months Testing Period ending on the last day of the Reporting Period.

Very truly yours,

[attach appropriate exhibits]

6

EXHIBIT E

FORM OF REVOLVING LINE OF CREDIT INCREASE NOTICE

REVOLVING LINE OF CREDIT INCREASE NOTICE

[Date]

The CIT Group/Commercial Services, Inc., as Agent

Two Wachovia Center, 25th Floor

301 South Tryon Street

Charlotte, North Carolina 28202

RE:                              Second Amended and Restated Financing Agreement dated as of September 28, 2005 (the “Financing Agreement”) among Under Armour, Inc., a Maryland corporation, and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, as borrowers (individually, a “Company” and collectively the “Companies”), The CIT Group/Commercial Services, Inc., as Agent (the “Agent”), and the lenders that are parties thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

This Revolving Line of Credit Increase Notice is delivered to the Agent pursuant to the Financing Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Financing Agreement.

The Funds Administrator hereby requests that the Lenders increase the amount of the Revolving Line of Credit from the sum of $75 million to the sum of $100 million to become effective on                        , 20   [insert a date no earlier than ten (10) Business Days from the date of this notice].

The Funds Administrator, on behalf of each Company, hereby ratifies and reaffirms all of each Company’s liabilities and obligations under the Loan Documents and hereby certifies to the Agent on behalf of the Lenders that:

1.             No Default or Event of Default exists on the date hereof.

2.             Exhibit    attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in Section 7.3 of the Financing Agreement for the most recent period of four (4) consecutive fiscal quarters ending (irrespective of whether, pursuant to the preamble to such Section 7.3, such financial covenants are then being tested).

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IN WITNESS WHEREOF, the Funds Administrator has caused this Revolving Line of Credit Increase Notice to be executed and delivered by its duly authorized officer on the date first above written.

UNDER ARMOUR, INC.,
as Funds Administrator

By:
Title:

[attach exhibits]

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EXHIBIT F

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of the           day of            , 200  , made by and among

UNDER ARMOUR, INC., a Maryland corporation (“Under Armour”), and its wholly-owned Domestic Subsidiaries UNDER ARMOUR RETAIL, INC., a Maryland corporation (“Under Armour Retail”), UNDER ARMOUR RETAIL OF MARYLAND, L.L.C., a Maryland limited liability company (“Under Armour Maryland”), UNDER ARMOUR RETAIL OF VIRGINIA, LLC, a Virginia limited liability company “Under Armour Virginia”), and UNDER ARMOUR HONG KONG, LLC, a Maryland limited liability company (“Under Armour Hong Kong” and, together with Under Armour, Under Armour Retail, Under Armour Maryland and Under Armour Virginia, being herein collectively referred to as the “Original Companies” and, individually, as an “Original Company”)[if a previous Joinder Agreement has been signed, and                                                                                (the “Previous Joining Companies” and, together with the Original Companies, the “Existing Companies” and, individually, as an “Existing Company”);  and

                                                                                                           , a            [corporation][limited liability company] (the “Joining Company”); and

THE CIT GROUP/ COMMERCIAL SERVICES, INC., a New York corporation, in its capacity as agent (in such capacity, the “Agent”) for itself and the other lenders (the “Lenders”) that are parties to the Financing Agreement described below.

RECITALS

A.            The Existing Companies, the Lenders and the Agent are parties to that certain Financing Agreement, dated as of September 28, 2005.  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement.

B.            Pursuant to the Financing Agreement, the Lenders have agreed to make Loans and extend credit to the Existing Companies secured by the Collateral.

C.            The Joining Company is a new Domestic Subsidiary of Under Armour.  In recognition of the future business relationship and financial benefits with the Existing Companies, the Existing Companies and the Joining Company have requested that the Joining Company be permitted to join in the Financing Agreement and in all Loan Documents, as a co-borrower and an additional “Company” thereunder, and be permitted to borrow from the Lenders pursuant to the

1

terms thereof, the Lenders and the Agent have consented thereto, subject to the terms and conditions hereof.

D.            To accomplish the foregoing, the Existing Companies, the Joining Company and the Agent, on behalf of the Lenders, have agreed to enter into this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Existing Companies, the Joining Company and the Agent hereby agree as follows:

ARTICLE I

JOINDER AND ASSUMPTION OF OBLIGATIONS; JOINT AND SEVERAL LIABILITY; GRANT OF COLLATERAL

1.1.          Joinder and Assumption of Obligations.  The Joining Company joins in, assumes, adopts and becomes a co-borrower under the Financing Agreement and all other Loan Documents.  All references to “Company” or “Companies” in the Financing Agreement and the other Loan Documents, shall, for all purposes, also refer to and include the Joining Company.  The Joining Company hereby agrees to all of the terms and conditions of the Financing Agreement and the other Loan Documents, including, without limitation, the grant and creation of a lien and security interest in the Collateral of the Joining Company (the “Joining Company Collateral”) to the Agent for the benefit of the Lenders, with the same legal effect as if the Joining Company were an original signatory to the Financing Agreement and the other Loan Documents.

1.2.          Joint and Several Liability.  Without limiting the generality of Section 1.1 hereof:

(a)           the Existing Companies and the Joining Company shall each be directly liable to the Agent and the Lenders, jointly and severally, for all present and future Obligations, whether incurred by the Existing Companies or the Joining Company;

(b)           the Joining Company agrees to perform, comply with and be bound by all terms, conditions and covenants of the Financing Agreement and the other Loan Documents with the same force and effect as if the Joining Company had originally executed and been an original Company party signatory thereto;

(c)           the Joining Company is deemed to make, and is, in all respects, bound by all representations and warranties made by the Existing Companies to the Agent and the Lenders set forth in the Financing Agreement or in any of the other Loan Documents.  The Existing Companies and the Joining Company each agrees that all such representations and warranties are true and correct in all material respects as of the date hereof except to the extent that such representations and

2

warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired;

(d)           the Joining Company agrees that the Agent and the Lenders shall have all rights, remedies and interests, including liens and security interests in and to the Joining Company Collateral granted pursuant to the Financing Agreement and the other Loan Documents, and by Section 1.3 of this Agreement, with the same force and effect as the Agent and the Lenders have with respect to the Collateral of the Existing Companies, as if the Joining Company had originally executed and had been an original Company party signatory to the Financing Agreement and the other Loan Documents.

1.3.          Grant of Lien in Joining Company Collateral.  Without limiting the generality of the provisions of Sections 1.1 or 1.2 hereof, as security for the prompt payment in full of all Obligations, the Joining Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Joining Company Collateral in which the Joining Company has rights.  The liens and security interests granted hereunder shall extend and attach to all Joining Company Collateral which is presently in existence or hereafter acquired and which is owned by the Joining Company or in which the Joining Company has any interest, wherever located.

1.4.          Amount of Obligations Currently Outstanding.  The Existing Companies and the Joining Company each hereby jointly and severally acknowledges and agrees with the Agent and the Lenders that, as of the opening of business on           , 200  , the aggregate principal balance of the outstanding Obligations under the Financing Agreement is in the sum of $                , consisting of an unpaid principal balance of Revolving Loans in the sum of $                  , an unpaid principal balance of the Term Loan in the sum of $             , and reimbursement and other Obligations with respect to outstanding Letters of Credit in the sum of $              , and that all such outstanding and unpaid Loans and Obligations are owed to the Agent and the Lenders, in accordance with the terms of the Financing Agreement, without any offset, deduction, defense or counterclaim of any nature.

1.5.          Conforming Amendments to the Financing Agreement and other Loan Documents.  All references in the Financing Agreement or any of the other Loan Documents to “Company” or “Companies” are amended to include, in addition and not in limitation, the Joining Company within such definitions.

ARTICLE II

CONDITIONS PRECEDENT

It shall be a condition precedent to the effectiveness of this Agreement that the Agent shall have received the following documents, each to be in form and substance reasonably satisfactory to the Agent and its counsel:

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(a)           This Agreement duly executed by the Companies;

(b)           All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority perfected security interest in all Joining Company Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required.   The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full;

(c)           Copies of the Certificate or Articles of Incorporation of the Joining Company, and all amendments thereto, certified by the secretary of the state of its formation or incorporation;

(d)           Good standing certificate for the Joining Company issued by the secretary of the state of its formation or incorporation;

(e)           A closing certificate signed by an authorized officer of the Joining Company stating that (i) the representations and warranties of the Joining Company set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Agreement except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired, (ii) the Joining Company is on such date in compliance in all material respects with all the terms and provisions set forth in the Financing Agreement and the other Loan Documents, and (iii) on such date no Default or Event of Default exists;

(f)            Certificate of the Secretary or an Assistant Secretary of each Company certifying (i) that attached thereto is a true and complete copy of the Bylaws of such Company, as in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such Company authorizing the execution, delivery and performance of this Agreement, the joinder by the Joining Company in the Financing Agreement and the other Loan Documents, the guaranty by each Company of the Obligations of the other Companies, and the consummation of the transactions contemplated hereby and thereby, and (iii) as to the incumbency and genuineness of the signature of each officer of each Company executing this Agreement or any of the Loan Documents;

(g)           An opinion of counsel to the Companies in form reasonably satisfactory to the Agent opining, inter alia, that (i) each Company is in existence and in good standing under its respective jurisdiction of incorporation or formation, (ii) this Agreement is the valid and binding obligation of each Company, enforceable

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against each Company in accordance with its terms, (iii) the execution, delivery and performance by each Company of this Agreement, and the joinder by the Joining Company in the Financing Agreement and the other Loan Documents as contemplated hereby, (x) have been duly authorized by all necessary company action, (y) do not violate any terms, provisions, representations or covenants in the articles of incorporation, by-laws or other organizational agreement of any Company, and (z) to the best knowledge of such counsel, do not violate any terms, provisions, representations or covenants in any loan agreement, mortgage, deed of trust, note, security agreement, indenture or other material contract which is identified in such opinion or a certificate attached to such opinion; (iv) the liens and security interests granted by the Joining Company to the Agent for the benefit of the Lenders under the Financing Agreement and the other Loan Documents to which the Joining Company is or has become a party are perfected; and (v) such other matters as the Agent or its counsel may reasonably request; and

(h)           Such other documents, instruments and agreements as the Agent shall reasonably request in connection with the foregoing matters.

ARTICLE III

GENERAL

3.1.          Full Force and Effect.  As expressly amended hereby, the Financing Agreement and the Loan Documents shall each continue in full force and effect in accordance with the provisions thereof.

3.2.          Applicable Law.  This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

3.3.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

3.4.          Expenses.  The Companies shall reimburse the Agent for all reasonable costs, fees and expenses, including legal fees and expenses, incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and all other agreements and documents or contemplated hereby and the consummation of the transactions contemplated hereby.

3.5.          Headings.  The headings in this Agreement are for the purpose of reference only and shall not affect the construction of this Agreement.

3.6.          WAIVER OF JURY TRIAL; SERVICE OF PROCESS.   EACH COMPANY AND THE AGENT EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

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AGREEMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.  IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

EXISTING COMPANIES:

UNDER ARMOUR, INC.

By:
Title:

UNDER ARMOUR RETAIL, INC.

By:
Title:

UNDER ARMOUR RETAIL OF MARYLAND, L.L.C.

By:
Title:

UNDER ARMOUR RETAIL OF VIRGINIA, LLC

By:
Title:

UNDER ARMOUR HONG KONG, LLC

By:
Title:

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JOINING COMPANY:

By:
Title:

AGENT:

THE CIT GROUP/COMMERCIAL SERVICES, INC.,
as Agent

By:
Title:

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ANNEX A – Collateral Reporting Provisions

(g)           Collateral Reporting and Information.  (i) The Companies agree to furnish to the Agent:

(1)           For so long as Net Availability is less than $30.0 million, no less frequently than weekly, by no later than Wednesday of each week for the previous week ended, and for so long as Net Availability is more than $30.0 million, no less frequently than monthly, by no later than the 10th day of each month for the previous month ended (or, in each case, more frequently if requested by the Agent while an Event of Default exists), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer reasonably satisfactory to the Agent), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (in form and substance reasonably satisfactory to the Agent) as the Agent may request, including, without limitation, sales journals, invoice registers, cash receipts journals or collection reports, deposit and receipts detail, copies of invoices and shipping evidence, credit and debit memos and/or adjustment registers, and updated inventory reports.

(2)           For so long as Net Availability is less than $30.0 million, no less frequently than weekly, by no later than Wednesday of each week for the previous week, and for so long as Net Availability is more than $30.0 million, no less frequently than monthly, by no later than the 10th day of each month for the previous month ended (or, in each case, more frequently if requested by the Agent while an Event of Default exists), a detailed and summary aging report of Trade Accounts Receivable existing as of the last Business Day of the preceding week or month, as the case may be, all in such form as the Agent reasonably shall require, certified by the treasurer or the chief financial officer of the Companies (or any other authorized officer reasonably satisfactory to the Agent).

(3)           On or before the 10th day of each month, a detailed and summary aging report of Trade Accounts Receivable existing as of the last day of the preceding month and a roll-forward of Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding month, all in such form as the Agent reasonably shall require, certified by the treasurer or the chief financial officer of the Funds Administrator (or any other authorized officer reasonably satisfactory to the Agent), together with (x) a reconciliation, as of the last day of the preceding month, of the Companies’ Trade Accounts Receivable aging report to the Companies’ general ledger, and (y) information sufficient to allow the Agent to (A) reconcile, as of the date of such report, the Companies’ Trade Accounts Receivable aging report to the applicable borrowing base certificate delivered by the Companies to the Agent, and (B) update the amount of ineligible Trade Accounts Receivable.

(4)           For so long as Net Availability is less than $30.0 million, no less frequently than weekly, by no later than Wednesday of each week for the previous week, and for so long as Net Availability is more than $30.0 million, no less frequently than monthly, by no later than the 10th

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day of each month for the previous month ended (or, in each case, more frequently if requested by the Agent while an Event of Default exists), a summary of Inventory (containing such detail from the Companies’ perpetual inventory as the Agent may require) as of the last Business Day of the preceding week or month, as the case may be, together with information sufficient to allow the Agent to update the amount of ineligible Inventory.

(5)           On or before the 10th day of each month, a detailed perpetual report of the Inventory of the Companies as of the last day of the preceding month, together with information sufficient to allow the Agent to calculate the amount of ineligible Inventory.

(6)           On or before the 10th day of each month, an aged trial balance of the Companies’ accounts payable as of the last day of the preceding month.

(7)           Together with the collateral information described in clause (i) above, disclosure of (x) all matters known to the Companies adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Companies, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all matters known to the Companies adversely effecting the value of the Inventory, all in such detail and format as the Agent reasonably may require.

(8)           Prior written notice of any changes in the locations at which any Collateral is located and any material change in type, quantity, quality or mix of the Inventory.

(9)           From time to time, access to the Companies’ computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as the Agent reasonably may require.

(ii) The Companies may deliver to the Agent any borrowing base certificate, collateral report or other material that the Companies are required to deliver to the Agent under clauses (1), (2), (3) and (4) of Section 7.2(g)(i) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:

(1)           Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer reasonably satisfactory to the Agent), and must be addressed to the loan officer and the collateral analyst of the Agent that handle the Companies’ account, as designated by the Agent from time to time.  If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

(2)           Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must

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be certified by an officer of the Companies under this Section 7.2(g), must contain the signature of the officer submitting the Electronic Transmission.  As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof.  The Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and, to the extent permitted by applicable law, shall satisfy the requirements of any applicable statute of frauds.

(3)           Each Electronic Transmission must contain the name and title of the officer of the Companies transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:

“Pursuant to the Second Amended and Restated Financing Agreement dated September 28, 2005 among Under Armour, Inc. and its wholly-owned Domestic Subsidiaries that are from time to time party thereto, the Lenders that are parties thereto and The CIT Group/Commercial Services, Inc., as Agent for the Lenders (the “Agent”), the undersigned                    [title of submitting officer] of the Funds Administrator hereby delivers to the Agent the Companies’                       [describe submitted reports]. The Funds Administrator, on behalf of the Companies, represents and warrants to the Agent and the Lenders that the materials included in this Electronic Transmission are true, correct, and complete in all material respects.  The name of the officer of the Funds Administrator set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Companies.”

(4)           The Funds Administrator agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to the Agent by means of an Electronic Transmission and agrees to furnish to the Agent such original versions within five (5) Business Days of the Agent’s request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

(iii)          Each Company authorizes the Funds Administrator, on behalf of such Company, to deliver to the Agent all borrowing base certificates, collateral reports and other material that the Companies are required to deliver to the Agent under this Section 7.2(g).  Each Company hereby authorize the Agent to regard the Companies’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies’ authorized officers or agents.  The Companies’ failure to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit the Agent’s security interests in the Collateral.

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